UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
FLEXTRONICS INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY

FLEXTRONICS INTERNATIONAL LTD.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held on September   , 2008

To our shareholders:

You are cordially invited to attend, and NOTICE IS HEREBY GIVEN, of the annual general meeting of shareholders of FLEXTRONICS INTERNATIONAL LTD., (“Flextronics” or the “Company”), which will be held at our principal U.S. offices located at 2090 Fortune Drive, San Jose, California, 95131, U.S.A., at 10:00 a.m., California time, on September   , 2008, for the following purposes:

•	To re-elect the following directors: Messrs. H. Raymond Bingham, Ajay B. Shah and Willy C. Shih, Ph.D. (Proposals 1 and 2);

•	To re-appoint Mr. Rockwell A. Schnabel as a director of Flextronics (Proposal 3);

•	To approve the re-appointment of Deloitte & Touche LLP as our independent auditors for the 2009 fiscal year and to authorize the Board of Directors, upon the recommendation of the Audit Committee, to fix its remuneration (Proposal 4);

•	To approve a general authorization for the Directors of Flextronics to allot and issue ordinary shares (Proposal 5);

•	To approve the renewal of the Share Purchase Mandate relating to acquisitions by Flextronics of its own issued ordinary shares (Proposal 6); and

•	To approve amendments to our 2001 Equity Incentive Plan relating to: (a) a 5,000,000-share increase in the sub-limit on the maximum number of ordinary shares which may be issued as share bonus awards, (b) a 2,000,000-share increase in the sub-limit on the maximum number of ordinary shares subject to awards which may be granted to a person in a single calendar year and (c) a 20,000,000-share increase in the share reserve (Proposals 7, 8 and 9).

The full text of the resolutions proposed for approval by our shareholders is as follows:

As Ordinary Business

1.   To re-elect each of the following directors, who will retire by rotation pursuant to Article 95 of our Articles of Association, to the Board of Directors:

(a)  Mr. H. Raymond Bingham; and

(b)  Mr. Ajay B. Shah.

2.   To elect Dr. Willy C. Shih, who will cease to hold office pursuant to Article 101 of our Articles of Association, to the Board of Directors.

3.   To re-appoint Mr. Rockwell A. Schnabel to our Board of Directors pursuant to Section 153(6) of the Singapore Companies Act, Chapter 50, to hold office from the date of the 2008 annual general meeting until our next annual general meeting.

4.   To consider and vote upon a proposal to re-appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2009, and to authorize our Board of Directors, upon the recommendation of the Audit Committee of the Board of Directors, to fix its remuneration.

As Special Business

5.   To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Cap. 50, but subject otherwise to the provisions of the Singapore Companies Act, Cap. 50 and our Articles of Association, authority be and is hereby given to our Directors to:

(a)	(i) allot and issue ordinary shares in our capital; and/or

(ii)	make or grant offers, agreements or options that might or would require ordinary shares in our capital to be allotted and issued, whether after the expiration of this authority or otherwise (including but not limited to the creation and issuance of warrants, debentures or other instruments convertible into ordinary shares in our capital), at any time to and/or with such persons and upon such terms and conditions and for such purposes as our Directors may in their absolute discretion deem fit, and with such rights or restrictions as our Directors may think fit to impose and as are set forth in our Articles of Association; and

(b)	(notwithstanding that the authority conferred by this resolution may have ceased to be in force) allot and issue ordinary shares in our capital in pursuance of any offer, agreement or option made or granted by our directors while this resolution was in force, and that such authority shall continue in force until the conclusion of our next annual general meeting or the expiration of the period within which our next annual general meeting is required by law to be held, whichever is the earlier.”

6.   To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

(a)	for the purposes of Sections 76C and 76E of the Singapore Companies Act, Cap. 50, the exercise by our Directors of all of our powers to purchase or otherwise acquire issued ordinary shares in the capital of the Company, not exceeding in aggregate the number of issued ordinary shares representing 10% of the total number of issued ordinary shares in the capital of the Company as at the date of the passing of this resolution (excluding any ordinary shares which are held as treasury shares as at that date), at such price or prices as may be determined by our Directors from time to time up to the maximum purchase price described in paragraph (c) below, whether by way of:

(i)	market purchases on the NASDAQ Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted; and/or

(ii)	off-market purchases (if effected other than on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our Directors as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Singapore Companies Act, Cap. 50, and otherwise in accordance with all other laws and regulations and rules of the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted as may for the time being be applicable, be and is hereby authorized and approved generally and unconditionally;

(b)	unless varied or revoked by our shareholders in a general meeting, the authority conferred on our Directors pursuant to the mandate contained in paragraph (a) above may be exercised by our Directors at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:

(i)  the date on which our next annual general meeting is held; or

(ii)	the date by which our next annual general meeting is required by law to be held;

(c)	the maximum purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above, shall not exceed:

(i)	in the case of a market purchase of an ordinary share, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, at the time the purchase is effected; and

(ii)	in the case of an off-market purchase pursuant to an equal access scheme, 150% of the Prior Day Close Price, which means the closing price of our ordinary shares as quoted on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

(d)	our Directors and/or any of them be and are hereby authorized to complete and do all such acts and things (including executing such documents as may be required) as they and/or he may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.”

7.   To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

Approval be and is hereby given for the amendment to our 2001 Equity Incentive Plan, which we refer to as the 2001 Plan, to increase the sub-limit on the maximum number of ordinary shares which may be issued as share bonus awards under the 2001 Plan from 15,000,000 ordinary shares to 20,000,000 ordinary shares.”

8.   To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

Approval be and is hereby given to amend the 2001 Plan to increase the sub-limit on the maximum number of ordinary shares subject to awards which may be granted to a person under the 2001 Plan in any calendar year from 4,000,000 ordinary shares to 6,000,000 ordinary shares.”

9.   To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

Approval be and is hereby given to amend the 2001 Plan to increase the maximum number of ordinary shares authorized for issuance under the 2001 Plan from 42,000,000 ordinary shares to 62,000,000 ordinary shares and that an additional 20,000,000 ordinary shares be reserved for issuance under the 2001 Plan, and that such ordinary shares, when issued and paid for in accordance with the terms of the 2001 Plan, shall be validly issued, fully-paid and non-assessable ordinary shares in our capital.”

10.  To transact any other business as may properly be transacted at any annual general meeting.

Notes

Singapore Financial Statements. At the 2008 annual general meeting, our shareholders will have the opportunity to discuss and ask any questions that they may have regarding our Singapore audited accounts for the fiscal year ended March 31, 2008, together with the reports of the directors and auditors thereon, in compliance with Singapore law. Shareholder approval of our audited accounts is not being sought by this proxy statement and will not be sought at the 2008 annual general meeting.

Eligibility to Vote at annual general meeting; Receipt of Notice.  The Board of Directors has fixed the close of business on August   , 2008 as the record date for determining those shareholders of the company who will be entitled to receive copies of this notice and accompanying proxy statement. However, all shareholders of record on September   , 2008, the date of the 2008 annual general meeting, will be entitled to vote at the 2008 annual general meeting.

Quorum. Representation of at least 33 1/3% of all outstanding ordinary shares of the company is required to constitute a quorum. Accordingly, it is important that your shares be represented at the 2008 annual general meeting.

Proxies. A shareholder entitled to attend and vote at the 2008 annual general meeting is entitled to appoint a proxy to attend and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. A proxy card must be received by Flextronics International Ltd. c/o Proxy Services, c/o Computershare Investor Services, PO Box 43101, Providence, RI 02940-5067 not less than 48 hours before the time appointed for holding the 2008 annual general meeting. You may revoke your proxy at any time prior to the time it is voted. Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Disclosure regarding Share Purchase Mandate Funds. Only funds legally available for purchasing or acquiring our issued ordinary shares in accordance with our Articles of Association and the applicable laws of Singapore will be used for the purchase or acquisition by us of our own issued ordinary shares pursuant to the proposed renewal of the Share Purchase Mandate referred to in Proposal No. 6. We intend to use our internal sources of funds and/or borrowed funds to finance the purchase or acquisition of our issued ordinary shares. The amount of financing required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position, cannot be ascertained as of the date of this notice, as these will depend on the number of ordinary shares purchased or acquired and the price at which such ordinary shares are purchased or acquired and whether the ordinary shares purchased or acquired are held in treasury or cancelled. Our net tangible assets and the consolidated net tangible assets of the company and its subsidiaries will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our consolidated results of operations, financial condition and cash flows.

By order of the board of directors,

Bernard Liew Jin Yang	Sophie Lim Lee Cheng

Joint Secretary	Joint Secretary

Singapore
July , 2008

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September   , 2008. The accompanying proxy statement and our annual report to shareholders are available on our website at www.flextronics.com/investors.

You should read this entire proxy statement
carefully prior to returning your proxy cards.

PRELIMINARY COPY

PROXY STATEMENT FOR
THE 2008 ANNUAL GENERAL MEETING OF
SHAREHOLDERS OF

FLEXTRONICS INTERNATIONAL LTD.

To Be Held on September   , 2008
10:00 a.m. (California Time)
at our principal U.S. offices
2090 Fortune Drive
San Jose, California, 95131, U.S.A.

We are furnishing this proxy statement in connection with the solicitation by our board of directors of proxies to be voted at the 2008 annual general meeting of our shareholders, or at any adjournments thereof, for the purposes set forth in the notice of annual general meeting that accompanies this proxy statement. Unless the context requires otherwise, references in this proxy statement to “the company,” “we,” “us,” “our” and similar terms mean Flextronics International Ltd. and its subsidiaries.

Proxy Mailing. This proxy statement and the enclosed proxy card were first mailed on or about August   , 2008 to shareholders of record as of August   , 2008.

Costs of Solicitation. The entire cost of soliciting proxies will be borne by us. Following the original mailing of the proxies and other soliciting materials, our directors, officers and employees may also solicit proxies by mail, telephone, e-mail, fax or in person. These directors, officers and employees will not receive additional compensation for those activities, but they may be reimbursed for any reasonable out-of-pocket expenses. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our ordinary shares forward copies of the proxy and other soliciting materials to persons for whom they hold ordinary shares and request authority for the exercise of proxies. In these cases, we will reimburse such holders for their reasonable expenses if they ask that we do so. We have retained Georgeson Inc., an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $25,000, plus reimbursement of reasonable expenses.

Registered Office. The mailing address of our registered office is One Marina Boulevard, #28-00, Singapore 018989.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The close of business on August   , 2008 is the record date for shareholders entitled to notice of our 2008 annual general meeting. All of the ordinary shares issued and outstanding on September   , 2008, the date of the annual general meeting, are entitled to be voted at the annual general meeting, and shareholders of record on September   , 2008 and entitled to vote at the meeting will, on a poll, have one vote for each ordinary share so held on the matters to be voted upon. As of July 10, 2008, we had 837,011,795 ordinary shares issued and outstanding.

Proxies. Ordinary shares represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the 2008 annual general meeting in accordance with our shareholders’ instructions.

Quorum and Required Vote. Representation at the annual general meeting of at least 33 1/3% of all of our issued and outstanding ordinary shares is required to constitute a quorum.

The affirmative vote by a show of hands of at least a majority of the shareholders present and voting at the 2008 annual general meeting, or, if a poll is demanded by the chair or by holders of at least 10% of the total number of our paid- up shares in accordance with our Articles of Association, a simple majority of the shares voting at the 2008 annual general meeting, is required to re-elect and re-appoint the directors nominated pursuant to Proposals Nos. 1 through 3, to re-appoint Deloitte & Touche LLP as our independent auditors pursuant to Proposal No. 4 and to approve the ordinary resolutions contained in Proposals Nos. 5 through 9.

Abstentions and Broker Non-Votes. Abstentions and “broker non-votes” are considered present and entitled to vote at the 2008 annual general meeting for purposes of determining a quorum. A “broker non-vote” occurs when a broker or other holder of record who holds shares for a beneficial owner does not vote on a particular proposal because the record holder does not have discretionary power to vote on that particular proposal and has not received directions from the beneficial owner. If a broker or nominee indicates on the proxy card that it does not have discretionary authority to vote as to a particular matter, those shares will not be counted in the tabulation of the votes cast on proposals presented to shareholders.

If you are a beneficial owner, your broker has authority to vote your shares for or against certain “routine” matters, even if the broker does not receive voting instructions from you. “Routine” matters include all of the proposals to be voted on at the 2008 annual general meeting, other than the proposals to amend our 2001 Equity Incentive Plan.

In the absence of contrary instructions, our shares represented by proxies will be voted “FOR” the board nominees in Proposals Nos. 1 through 3 and “FOR” Proposals Nos. 4 through 9. Our management does not know of any matters to be presented at the 2008 annual general meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Any shareholder of record has the right to revoke his or her proxy at any time prior to voting at the 2008 annual general meeting by:

•	submitting a subsequently dated proxy; or

•	by attending the meeting and voting in person.

We have prepared, in accordance with Singapore law, Singapore statutory financial statements, which are included with the annual report which will be delivered to our shareholders prior to the date of the 2008 annual general meeting. Except as otherwise stated herein, all monetary amounts in this proxy statement have been presented in U.S. dollars.

PROPOSALS NOS. 1, 2 AND 3:
RE-ELECTION AND RE-APPOINTMENT OF DIRECTORS

Article 95 of our Articles of Association requires that at each annual general meeting one-third of the directors (or, if their number is not a multiple of three, then the number nearest to but not more than one-third of the directors), are required to retire from office. The directors required to retire in each year are those who have been in office the longest since their last re-election or appointment. As between persons who became or were last re-elected directors on the same day, those required to retire are (unless they otherwise agree among themselves) determined by lot. Under Article 91 of Flextronics’s Articles of Association, any director holding office as a Chief Executive Officer shall not be subject to retirement by rotation, unless the board of directors determines otherwise, or be taken into account in determining the number of directors to retire by rotation. Retiring directors are eligible for re-election. H. Raymond Bingham and Ajay Shah are the members of our board of directors who will retire by rotation at our 2008 annual general meeting. Messrs. Bingham and Shah are eligible for re-election and have been nominated to stand for re-election at the 2008 annual general meeting.

Article 101 of our Articles of Association requires that any person appointed as a director of the company by the board of directors shall hold office only until our next annual general meeting, and shall then be eligible for re-election. Dr. Shih, who was appointed to the board of directors on January 10, 2008, is eligible for re-election and has been nominated to stand for re-election at the 2008 annual general meeting.

Under Section 153(2) of the Singapore Companies Act, Cap. 50, which we refer to as the Companies Act, the office of a director of a public company or of a subsidiary of a public company becomes vacant at the conclusion of the next annual general meeting commencing after such director attains the age of 70 years. However, under Section 153(6) of the Companies Act, a person 70 years old or older may, by ordinary resolution be appointed or re-appointed as a director of that company, or be authorized to continue in office as a director of that company, to hold office until the next annual general meeting of shareholders. Mr. Schnabel, who turned 71 in December 2007, was re-appointed at the 2007 annual general meeting, and, under Singapore law, his office as a director will become vacant at the conclusion of the 2008 annual general meeting. Accordingly, we are proposing that a resolution be passed at the 2008 annual general meeting, pursuant to Section 153(6) of the Companies Act, to re-appoint Mr. Schnabel as a director to hold office from the date of the 2008 annual general meeting until the 2009 annual general meeting.

The Companies Act requires that we must have at all times at least one director ordinarily resident in Singapore. Mr. Tan, the only member of our board of directors who is ordinarily resident in Singapore, was last re-elected to the board at the 2007 annual general meeting and is not up for re-election at the 2008 annual general meeting.

The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event that any nominee is unable or declines to serve as a director at the time of the 2008 annual general meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors of the company, in accordance with Article 100 of our Articles of Association, to fill the vacancy.

As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable or will decline to serve as a director.

Nominees to our Board of Directors

Rockwell A. Schnabel (age 71) — Mr. Schnabel has served as a member of our board of directors since February 2006. Mr. Schnabel is founding partner and advisory director of Trident Capital Partners, a venture capital firm, where he also served as a managing director from its inception in 1993 until 2001. From 2001 to 2005, Mr. Schnabel served as the U.S. Representative to the European Union. Prior to that time, he served at the U.S. Department of Commerce as Undersecretary, Deputy Secretary and Acting Secretary of Commerce in the administration of President George H.W. Bush, and under President Reagan as U.S. Ambassador to Finland.

Willy C. Shih, Ph.D. (age 57) — Dr. Shih has served as a member of our board of directors since January 2008. Dr. Shih has been a senior lecturer at The Harvard Business School since January 2007. From September 2006 until January 2007, Dr. Shih was an independent consultant. From August 2005 to September 2006, Dr. Shih served as Executive Vice President of Thomson, a provider of digital video technologies. He was an independent intellectual property consultant from February 2005 to August 2005. Dr. Shih served as Senior Vice President of Eastman Kodak Company from July 1997 to February 2005. Dr. Shih serves on the board of directors of Atheros Communications, Inc., and holds a Ph.D. in Chemistry from the University of California, Berkeley and B.S. degrees in Chemistry and Life Sciences from the Massachusetts Institute of Technology.

H. Raymond Bingham (age 62) — Mr. Bingham has served as our Chairman of the Board since January 2008 and as a member of our board of directors since October 2005. He is Managing Director of General Atlantic LLC, a global private equity firm. Previously, Mr. Bingham served in various positions with Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from 1997 through 2005, most recently as its Executive Chairman from May 2004 to July 2005, director from November 1997 to April 2004, President and Chief Executive Officer from April 1999 to May 2004, and Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham also serves on the boards of STMicroelectronics and Oracle Corporation.

Ajay B. Shah (age 48) — Mr. Shah has served as a member of our board of directors since October 2005. Mr. Shah is a Managing Director of Silver Lake Sumeru and the Managing Partner of the Shah

Capital Partners Fund. Mr. Shah was President of the Technology Solutions unit of Solectron Corporation and a member of the board of directors. Previously, he co-founded SMART Modular Technologies, Inc. and was its CEO. Mr. Shah also serves as Chairman of the board of directors of SMART Modular Technologies.

Directors Not Standing for Re-election

James A. Davidson (age 48) — Mr. Davidson has served as a member of our board of directors since March 2003. He is a co-founder and managing director of Silver Lake, a private equity investment firm. From June 1990 to November 1998, he was an investment banker with Hambrecht & Quist, most recently serving as Managing Director and Head of Technology Investment Banking. From 1984 to 1990, Mr. Davidson was a corporate and securities lawyer with Pillsbury, Madison & Sutro. Mr. Davidson was appointed to our board of directors as a designee of Silver Lake, in connection with the issuance to Silver Lake in 2003 of our Zero Coupon Convertible Junior Subordinated Notes due 2009.

Michael M. McNamara (age 51) — Mr. McNamara has served as a member of our board of directors since October 2005, and as our Chief Executive Officer since January 1, 2006. Prior to his appointment as Chief Executive Officer, Mr. McNamara served as our Chief Operating Officer from January 2002 through January 2006 and as President, Americas Operations from April 1997 to December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Mr. McNamara also serves on the board of MEMC Electronic Materials, Inc.

Richard L. Sharp (age 61) — Mr. Sharp has served as a member of our board of directors since July 1993, and served as Chairman of our Board from January 2003 until January 2006. Mr. Sharp is currently the Chairman of the Board of Crocs, Inc. Mr. Sharp served in various positions with Circuit City Stores, Inc., a consumer electronics and personal computer retailer, from 1982 to 2002, most recently as President from 1984 to 1997, Chief Executive Officer from 1986 to 2000 and Chairman of the Board from 1994 to 2002.

Lip-Bu Tan (age 48) — Mr. Tan has served as a member of our board of directors since April 2003. In 1987, he founded and since that time has served as Chairman of Walden International, a venture capital fund. Mr. Tan also serves on the boards of Cadence Design Systems, Inc., Creative Technology Ltd., Semiconductor Manufacturing International Corporation, SINA Corporation and Mindtree Ltd.

The board recommends a vote “FOR”
the re-election of Messrs. Bingham, Shah and Shih
and the re-appointment of Mr. Schnabel to our board of directors.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics, which we refer to as the Code, is available on the Corporate Governance page of our website at www.flextronics.com. In accordance with SEC rules, we intend to disclose on the Corporate Governance page of our website any amendment (other than technical, administrative or other non-substantive amendments) to or any material waiver from, a provision of the Code that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions.

Director Retirement Age

Under Section 153(2) of the Companies Act, the office of a director of a public company or of a subsidiary of a public company becomes vacant at the conclusion of the next annual general meeting commencing after such director attains the age of 70 years. However, under Section 153(6) of the Companies Act, a person 70 years old or older may, by ordinary resolution be appointed or re-appointed as a director of that company, or be authorized to continue in office as a director of that company, to hold office until the next annual general meeting of shareholders.

Shareholder Communications with our Board of Directors

Our shareholders may communicate with our board of directors by sending an e-mail to board@flextronics.com. All e-mails received will be sent to the Chairman of the Board and the Chief Financial Officer and/or Senior Vice President, Finance. The e-mail correspondence is regularly reviewed and summaries are provided to the full board.

Board of Directors

Our Articles of Association give our board of directors general powers to manage our business. The board oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our Chief Executive Officer.

Our board of directors held a total of sixteen (16) meetings during fiscal year 2008, of which four (4) were regularly scheduled meetings and twelve (12) were special meetings. During the period for which each current director was a director or a committee member, each director attended at least 75% of the aggregate of the total number of regularly scheduled meetings of our board in fiscal 2008 together with the total number of meetings held by all committees of our board on which he served, other than Mr. Schnabel who attended 67% of such meetings. Only Mr. Schnabel and Mr. Davidson attended at least 75% of the total number of special meetings of our board in fiscal 2008. During fiscal year 2008, our non-employee directors met at regularly scheduled executive sessions without management participation.

Our board has adopted a policy that encourages each director to attend the annual general meeting, but attendance is not required. Mr. McNamara and Mr. Bingham attended the company’s 2007 annual general meeting.

Director Independence

To assist our board of directors in determining the independence of our directors, the board has adopted Director Independence Guidelines, which incorporate the definition of independence of The NASDAQ Stock Market, which we refer to below as Nasdaq. Our board has determined that each of the company’s directors is an independent director as defined by the applicable rules of Nasdaq and our Director Independence Guidelines, other than Messrs. McNamara and Sharp. Under the Nasdaq definition and our Director Independence Guidelines, a director is independent only if the board determines that the director does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, under the Nasdaq definition and our Director Independence Guidelines, a director will not be independent if the director has certain disqualifying relationships. In evaluating independence, the board broadly considers all relevant facts and circumstances. Our Director Independence Guidelines are included in our Guidelines with Regard to Certain Governance Matters, a copy of which is available on the Corporate Governance page of our website at www.flextronics.com.

In evaluating the independence of our independent directors, the board considered certain transactions, relationships and arrangements between us and various third parties with which certain of our independent directors are affiliated, and determined that such transactions, relationships and arrangements did not interfere with such directors’ exercise of independent judgment in carrying out their responsibilities as directors. In addition to the information set forth under the section entitled “Certain Relationships and Related Person Transactions – Transactions with Related Persons” beginning on page 57 of this proxy statement, these transactions, relationships and arrangements were as follows:

•	Mr. H. Raymond Bingham, the Chairman of our board of directors, is a non-management director of STMicroelectronics N.V. and a non-management director of Oracle Corporation (of which Mr. Bingham owns less than 1%), each of which is a supplier of our company. In addition, Mr. Bingham is a Managing Director of General Atlantic LLC, a private equity firm. In connection with his position as Managing Director of General Atlantic LLC, Mr. Bingham is a non-management director and/or indirect beneficial owner of certain portfolio companies of General Atlantic LLC, which are customers and/or suppliers of our company. Sales to or purchases from each of these other organizations were made in the ordinary course of business and amounted to less than the greater of $1,000,000 or 2% of the recipient company’s gross revenues during the most recent fiscal year of that company, except that purchases from STMicroelectronics accounted for approximately 2.3% of the gross revenues for STMicroelectronics during the most recent fiscal year of that company.

•	Mr. James A. Davidson, a member of our board of directors, is a co-founder and managing director of Silver Lake, a private equity investment firm, and in connection with his position as managing director, Mr. Davidson is a non-management director and/or indirect beneficial owner of certain portfolio companies of affiliated funds of Silver Lake, which are customers and/or suppliers of our company. Sales to or purchases from each of these other organizations were made in the ordinary course of business and amounted to less than the greater of $1,000,000 or 2% of the recipient company’s gross revenues during the most recent fiscal year of that company, except that purchases from one portfolio company, Avago Technologies Limited, accounted for approximately 9.2% of the gross revenues of Avago Technologies Limited during the most recent fiscal year of that company.

•	Mr. Ajay Shah, a member of our board of directors, is the Managing Partner of Shah Capital Partners, L.P., a technology focused private equity firm, and Manager of Shah Management LLC, a related entity. In connection with his position as Managing Partner of Shah Capital Partners and Manager of Shah Management LLC, Mr. Shah is a non-management director and/or indirect beneficial owner of certain portfolio companies of Shah Capital Partners and Shah Management LLC, which are customers and/or suppliers of our company. Sales to or purchases from each of these other organizations were made in the ordinary course of business and amounted to less than the greater of $1,000,000 or 2% of the recipient company’s gross revenues during the most recent fiscal year of that company. Mr. Shah is also a Managing Director of Silver Lake Sumeru, a private equity fund within Silver Lake.

•	Dr. Willy Shih, a member of our board of directors, is a non-management director of Atheros Communications, which is one of our suppliers. Purchases from Atheros Communications were made in the ordinary course of business and accounted for approximately 6.9% of the gross revenues of Atheros Communications during the most recent fiscal year of that company.

•	Mr. Lip-Bu Tan, a member of our board of directors, is the founder and Chairman of Walden International, a venture capital fund. In connection with his position as Chairman of Walden International, Mr. Tan is a non-management director/observer and/or indirect beneficial owner of certain portfolio companies of Walden International, which are customers and/or suppliers of our company. Sales to or purchases from each of these other organizations were made in the ordinary course of business and amounted to less than the greater of $1,000,000 or 2% of the recipient company’s gross revenues during the most recent fiscal year of that company.

Board Committees

The standing committees of our board of directors are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The table below provides current membership for each of these committees.

Nominating and
	Audit	Compensation	Corporate Governance
Name	Committee	Committee	Committee

H. Raymond Bingham	X*
James A. Davidson		X*
Willy C. Shih
Michael M. McNamara
Rockwell A. Schnabel		X	X*
Ajay B. Shah	X
Richard L. Sharp
Lip-Bu Tan	X		X

*	Committee Chair

Audit Committee

The Audit Committee of the board of directors is currently composed of Mr. Bingham, Mr. Shah and Mr. Tan, each of whom the board has determined to be independent and to meet the financial experience requirements under both the rules of the SEC and the listing standards of the NASDAQ Global Select Market. The board has also determined that Mr. Bingham is an “audit committee financial expert” within the meaning of the rules of the SEC and is “financially sophisticated” within the meaning of the rules of Nasdaq. The Audit Committee held 13 meetings during fiscal year 2008. The committee’s principal functions are to:

•	monitor and evaluate periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management, and our independent registered public accounting firm;

•	be directly responsible for the appointment, compensation and oversight of the work of our independent auditors (including resolution of any disagreements between our management and the auditors regarding financial reporting); and

•	facilitate communication among our independent auditors, their financial and senior management and our board.

Our board has adopted an Audit Committee Charter that is available on the Corporate Governance page of our website at www.flextronics.com.

Compensation Committee

Responsibilities and Meetings

The Compensation Committee of our board of directors is responsible for reviewing and approving the goals and objectives relating to, and determining the compensation of, our Chief Executive Officer and all other executive officers. The committee also oversees management’s decisions concerning the performance and compensation of other officers, administers the company’s equity compensation plans, reviews and recommends to our board the compensation of our non-employee directors and regularly evaluates the effectiveness of our overall executive compensation program. The Compensation Committee is currently composed of Mr. Davidson and Mr. Schnabel, each of whom our board has determined to be an independent director under applicable listing standards of the NASDAQ Global Select Market. The committee held 11 meetings during fiscal year 2008. The specific powers and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee Charter, which is available on the Corporate Governance page of our website at www.flextronics.com.

Delegation of Authority

When appropriate, our Compensation Committee may form, and delegate authority to, subcommittees. In addition, in accordance with the company’s equity compensation plans, the Compensation Committee’s charter allows the committee to delegate to our Chief Executive Officer its authority to grant stock options to employees of the company who are not directors or executive officers. In November of 2006, however, the Compensation Committee approved an Equity Compensation Grant Policy, which provides that all grants of equity awards (including stock options and share bonus awards) must be approved by the board of directors or the committee.

Compensation Processes and Procedures

The Compensation Committee makes all compensation decisions for our executive officers. In making its determinations, the committee meets with our Chief Executive Officer and Chief Financial Officer to obtain recommendations with respect to the structure of our compensation programs and compensation decisions, including the performance of individual executives. In addition, the committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. During our 2008 fiscal year, the committee engaged Pearl Meyer & Partners to advise on certain executive compensation matters. Pearl Meyer has not provided any other services to the company and has received no compensation other than with respect to the services provided to the committee. The committee has engaged Frederic W. Cook & Co., Inc. as its independent adviser to advise on fiscal year 2009 executive compensation matters and expects that it will continue to retain an independent compensation consultant on future executive compensation matters. For additional information about the Compensation Committee’s policies and procedures with respect to determining the compensation of our Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers serving at the end of fiscal year 2008, see the section entitled “Compensation Analysis and Discussion” beginning on page 28 of this proxy statement.

The Compensation Committee also reviews and makes recommendations to our board for the compensation of our non-employee directors. To assist the committee in its annual review of director compensation, our management provides director compensation data compiled from the annual reports and proxy statements of companies in our peer comparison group.

Compensation Committee Interlocks and Insider Participation

During our 2008 fiscal year, Mr. Davidson and Mr. Schnabel each served as members of the Compensation Committee. None of our executive officers served on the Compensation Committee during our 2008 fiscal year. None of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

In March 2003, we issued $195.0 million aggregate principal amount of our Zero Coupon Convertible Junior Subordinated Notes due 2008 to funds affiliated with Silver Lake. In connection with the issuance of the notes, we appointed James A. Davidson, a co-founder and managing director of Silver Lake, to our board of directors. In July 2006, we entered into an agreement with the Silver Lake noteholders to, among other things (i) extend the maturity date of the notes to July 31, 2009 and (ii) provide for net share settlement of the notes upon maturity. The notes may no longer be converted or redeemed prior to maturity, other than in connection with certain change of control transactions, and upon maturity will be net share settled by the payment of cash equal to the face amount of the notes and the issuance of shares with a value equal to any conversion value in excess of the face amount of the notes. The terms of the transaction were based on arms-length negotiations between us and Silver Lake, and were approved by our board of directors as well as by the Audit Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently is currently composed of Mr. Schnabel and Mr. Tan, each of whom our board has determined to be an independent director under applicable listing standards of the NASDAQ Global Select Market. The Nominating and Corporate Governance Committee held 3 meetings during fiscal year 2008. The committee recruits, evaluates and recommends candidates for appointment or election as members of our board. The committee also recommends corporate governance guidelines to the board and oversees the board’s annual self-evaluation process. Our board has adopted a Nominating and Corporate Governance Committee Charter that is available on the Corporate Governance page of our website at www.flextronics.com.

The goal of the Nominating and Corporate Governance Committee is to ensure that our board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The committee seeks to achieve a balance of knowledge, experience and capability on our board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the board and between the board and management. To this end, the committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although the committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The committee does not have different standards for evaluating nominees depending on whether they are proposed by our directors and management or by our shareholders.

The Nominating and Corporate Governance Committee generally recruits, evaluates and recommends nominees for our board based upon recommendations by our directors and management. The committee will also consider recommendations submitted by our shareholders. Shareholders can recommend qualified candidates for our board to the Nominating and Corporate Governance Committee by submitting recommendations to our corporate secretary at Flextronics International Ltd., One Marina Boulevard, #28-00, Singapore 018989. Submissions that are received and meet the criteria outlined above will be forwarded to the Nominating and Corporate Governance Committee for review and consideration. Shareholder recommendations for our 2009 annual general meeting should be made not later than April 15, 2009 to ensure adequate time for meaningful consideration by the Nominating and Corporate Governance Committee. To date, we have not received any such recommendations from our shareholders.

NON-MANAGEMENT DIRECTORS’ COMPENSATION FOR FISCAL YEAR 2008

The general policy of our board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. Our non-employee directors’ compensation program is designed to: (i) attract directors with the necessary skills, experience and character to oversee our management with the goal of enhancing long-term value for our shareholders and (ii) fairly compensate our directors for their service to the company.

In addition to the compensation provided to our non-employee directors detailed below, each non-employee director receives reimbursement of reasonable out-of-pocket expenses incurred in connection with attending in-person meetings of the board of directors and board committees, as well as reimbursement of fees incurred for attendance at continuing education courses for directors. We do not pay management directors for board service in addition to their regular employee compensation.

Annual Compensation

Under the Companies Act, we may only provide cash compensation to our non-employee directors for services rendered in their capacity as directors with prior approval from our shareholders at a general meeting. At the 2007 annual general meeting, our shareholders approved the following cash compensation arrangements for our non-employee directors:

•	annual cash compensation of $60,000, payable quarterly in arrears to each non-employee director, for services rendered as a director;

•	additional annual cash compensation of $50,000, payable quarterly in arrears to the Chairman of the Audit Committee (if appointed) of the board of directors for services rendered as Chairman of the Audit Committee and for his or her participation on the Audit Committee;

•	additional annual cash compensation of $15,000, payable quarterly in arrears to each other non-employee director who serves on the Audit Committee for participation on the Audit Committee;

•	additional annual cash compensation of $25,000 payable quarterly in arrears to the Chairman of the Compensation Committee (if appointed) for services rendered as Chairman of the Compensation Committee and for his or her participation on the Compensation Committee;

•	additional annual cash compensation of $10,000 payable quarterly in arrears to the Chairman of the Nominating and Corporate Governance Committee (if appointed) and to the Chairman of the Finance Committee (if appointed) for their service as chairmen of the respective committees and for their participation on the respective committees; and

•	additional annual cash compensation of $5,000 payable quarterly in arrears to each of our non-employee directors for their participation on each standing committee other than the Audit Committee.

Prior to September 27, 2007, the date of our 2007 annual general meeting, we provided the following shareholder-approved cash compensation to our non-employee directors for services rendered in their capacity as directors:

•	annual cash compensation of $40,000 payable quarterly in arrears to each non-employee director, for services rendered as a director;

•	additional annual cash compensation of $10,000, payable quarterly in arrears to the Chairman of the Audit Committee (if appointed) for services rendered as Chairman of the Audit Committee and for his or her participation on the Audit Committee; and

•	additional annual cash compensation of $5,000, payable quarterly in arrears for participation on any standing committee of the board of directors.

As of August 14, 2007, we eliminated the Finance Committee and no further cash compensation was paid or is payable with respect to service on such committee.

Non-employee directors do not receive any non-equity incentive compensation, or participate in any pension plan or deferred compensation plans, except that Mr. Marks, who was a member of our board during fiscal year 2008 and was previously our Chief Executive Officer, participated in fiscal year 2008 in a deferred compensation plan established for his benefit when he was the Chief Executive Officer.

Initial Option Grants

Each individual who first becomes a non-employee director of the company is granted stock options to purchase 25,000 ordinary shares under the automatic option grant provisions of our 2001 Equity Incentive Plan, which we refer to as the 2001 Plan. These options vest and are exercisable as to 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. The options expire five years from the date of grant. Dr. Shih received stock options to purchase 25,000 ordinary shares under this program on January 10, 2008.

Yearly Option Grants

Under the terms of the automatic option grant provisions of the 2001 Plan, on the date of each annual general meeting, each individual who is at that time serving as a non-employee director receives stock options to purchase 12,500 ordinary shares. These options vest and are exercisable as to 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. The options expire five years from the date of grant. During fiscal year 2008, each non-employee director other than Dr. Shih received stock options to purchase 12,500 ordinary shares under this program.

Yearly Share Bonus Awards

Under the terms of the discretionary share bonus grant provisions of the 2001 Plan and as approved by our Compensation Committee, each non-employee director receives, following each annual general meeting of the company, a yearly share bonus award consisting of such number of shares having an aggregate fair market value of US$100,000 on the date of grant. During fiscal year 2008, each non-employee director other than Dr. Shih received a share bonus award of 8,771 ordinary shares under this program.

Compensation for the Non-Employee Chairman of the Board

Effective January 10, 2008, our board of directors approved changes in the compensation payable to any non-employee director serving as our Chairman of the Board. Our non-executive Chairman is entitled to receive, following each annual general meeting of the company, a yearly share bonus award consisting of such number of shares having an aggregate fair market value of US$200,000 on the date of grant. The Board also determined that the non-executive Chairman would be entitled to continue to receive cash compensation for service as chairman of the Audit Committee if appointed to such position, but otherwise will no longer be eligible to receive cash compensation for service on any Board committees. The non-executive Chairman will continue to be entitled to receive all other compensation payable to our non-employee directors. Following the 2008 annual general meeting, Mr. Bingham, who has served as our non-executive Chairman since January 2008, will receive a pro-rata share of the share bonus award grant for the period during which he has served as our Chairman.

Discretionary Grants

Under the terms of the discretionary option grant provisions of the 2001 Plan, non-employee directors are eligible to receive stock options granted at the discretion of the Compensation Committee. No director received stock options pursuant to the discretionary grant program during fiscal year 2008. The maximum number of ordinary shares that may be subject to awards granted to each non-employee director under the 2001 Plan is 100,000 ordinary shares in each calendar year.

Agreement with Michael E. Marks

On November 30, 2005, we entered into an agreement with Mr. Marks providing for the transition from Mr. Marks’s position as our Chief Executive Officer to his service as Chairman of the Board, effective January 1, 2006. In addition to payments and benefits previously reported for fiscal years 2006 and 2007, the agreement provides Mr. Marks with certain continuing benefits, as follows:

•	provision by the company of medical and dental benefits for the remainder of Mr. Marks’s life for Mr. Marks and his spouse (reduced to the extent Mr. Marks receives comparable benefits from another employer); and

•	personal use of our corporate jets, subject to availability, and subject to Mr. Marks’s reimbursement of the variable cost as determined by us, in our sole discretion.

In connection with Mr. Marks’s retirement as a director in January 2008, the Compensation Committee reviewed Mr. Marks’s transition and separation agreement that had been entered into on November 30, 2005. Upon review, the Compensation Committee recommended, and the Board of Directors approved, entering into a new agreement to update and supplement the prior agreement. Under the new agreement, Mr. Marks has reaffirmed and extended a number of releases, representations and commitments, including agreeing not to solicit directly or indirectly employees of Flextronics until January 10, 2009 (one year after his retirement from the Board). Mr. Marks has also agreed to a new covenant not to compete directly or indirectly with Flextronics until January 10, 2009 (one year after his retirement from the Board). In consideration for entering into the new agreement, the Board approved a waiver of the 90-day post-retirement exercise period for 4 million options held by Mr. Marks. The waiver provides that Mr. Marks may continue to exercise such options until January 10, 2009.

The following table sets forth the fiscal year 2008 compensation for our non-employee directors.

Director Summary Compensation in Fiscal Year 2008

				Change in
				Pension Value
				and Nonqualified
	Fees			Deferred
	Earned or	Stock	Option	Compensation	All Other
	Paid in Cash	Awards	Awards	Earnings	Compensation
Name	($) (1)	($) (2)(4)	($) (3)(4)	($) (5)	($) (6)	Total

Michael E. Marks (7)	$48,112	$100,000	$1,480,661	$141,615	$29,869	$1,800,257
H. Raymond Bingham	$66,649	$150,000	$49,474	—	—	$266,123
James A. Davidson	$65,000	$100,000	$99,211	—	—	$264,211
Rockwell A. Schnabel	$62,088	$100,000	$48,681	—	—	$210,769
Ajay B. Shah	$60,000	$100,000	$49,474	—	—	$209,474
Richard L. Sharp	$50,412	$100,000	$105,122	—	—	$255,534
Lip-Bu Tan	$45,000	$100,000	$99,003	—	—	$244,003
Willy Shih, Ph.D.	$15,000	$—	$5,045	—	—	$20,045

(1)	This column reports the amount of cash compensation earned in 2008 for board and committee services.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of share bonus awards granted in 2007 and expected to be granted in 2008 in accordance with SFAS 123(R). The amount for Mr. Bingham also includes incremental compensation beginning January 10, 2008 for his pro-rata share of the additional yearly share bonus award expected to be issued following the 2008 annual general meeting for serving as our Chairman. As the share bonus awards are in the form of fully vested and non-forfeitable shares, fair value is the closing price of our ordinary shares on the date of grant.

(3)	The amounts in this column do not reflect compensation actually received by the non-employee directors nor do they reflect the actual value that will be recognized by the non-employee directors. Instead, the amounts reflect the compensation cost recognized by us in fiscal year 2008 for financial statement reporting purposes in accordance with SFAS 123(R) for stock options granted in and prior to fiscal year 2008. Option expense for Mr. Marks includes $722,020 of incremental compensation expense for the modification of 4.0 million options with a strike price of $7.90 extending the expiration from 90 days post employment (including as a director) to January 10, 2009. The amounts in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. For information regarding the assumptions made in calculating the amounts reflected in this column for grants made in fiscal years 2008, 2007 and 2006, see the section entitled “Stock-Based Compensation” under Note 2 to our audited consolidated financial statements for the fiscal year ended March 31, 2008, included in our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2008. For information regarding the assumptions made in calculating the amounts reflected in this column for grants made prior to fiscal year 2006, see the section entitled “Accounting for Stock-Based Compensation” under Note 2 to our audited consolidated financial statements for the respective fiscal years included in our Annual Report on Form 10-K for those respective fiscal years. Our non-employee directors have the following options outstanding as of the 2008 fiscal year-end: Mr. Bingham (50,000), Mr. Davidson (121,610), Mr. Schnabel (50,000), Mr. Shah (50,000), Mr. Sharp (222,500), Mr. Shih (25,000) and Mr. Tan (146,165). Mr. Marks has 6,987,500 options outstanding as of the 2008 fiscal year-end, including 6,975,000 options that were previously granted to him while he served as our Chief Executive Officer.

(4)	The grant-date fair value of yearly share bonus awards and stock options granted to each non-employee director in fiscal year 2008 totals $148,198, of which $100,000 relates to share bonus awards and $48,198 relates to stock options. The grant-date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule. For share bonus awards, fair value is the closing price of our ordinary shares on the date of grant. For stock options, the fair value is calculated using the Black-Scholes-Merton value on the grant date of $3.86 per option. Additionally, we made an initial option grant of 25,000 options to Mr. Shih upon the time he became a non-employee director of the company in January 2008. The fair value of his initial stock options was $3.64 per option on the grant date. The fair values of share bonus awards and option awards are accounted for in accordance with SFAS 123(R). For additional information on the valuation assumptions, see the section entitled “Stock-Based Compensation” under Note 2 of our audited consolidated financial statements for the fiscal year ended March 31, 2008, included in our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2008. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the non-employee directors.

(5)	The amount in this column represents the above-market earnings on the vested portion of Mr. Marks’s nonqualified deferred compensation account. On January 1, 2006, Mr. Marks retired from his position as our Chief Executive Officer and was appointed to serve as our Chairman of the Board of Directors. While Mr. Marks was the Chief Executive Officer, we had established a supplemental executive retirement plan for Mr. Marks. Upon retirement, all amounts under this plan became fully vested and non-forfeitable. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and earnings credited to Mr. Marks’s deferred compensation account.

(6)	The amount in this column represents health and dental benefits paid during fiscal year 2008 for Mr. Marks and his spouse. Upon Mr. Marks’ retirement, we agreed to provide Mr. Marks and his spouse medical and dental benefits for the remainder of their lives, provided however, that these benefits could be reduced to the extent, if any, that Mr. Marks receives comparable benefits from another employer.

(7)	On January 10, 2008, Mr. Marks retired as a member of our board of directors.

PROPOSAL NO. 4:
RE-APPOINTMENT OF INDEPENDENT AUDITORS FOR FISCAL YEAR 2009 AND
AUTHORIZATION OF OUR BOARD TO FIX THEIR REMUNERATION

Our Audit Committee has approved, subject to shareholder approval, the re-appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm to audit our accounts and records for the fiscal year ending March 31, 2009, and to perform other appropriate services. In addition, pursuant to Section 205(16) of the Singapore Companies Act, Cap. 50, our board of directors is requesting that the shareholders authorize the directors, upon the recommendation of the Audit Committee, to fix the auditors’ remuneration for service rendered through the next annual general meeting. We expect that a representative from Deloitte & Touche LLP will be present at the 2008 annual general meeting. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

Set forth below are the aggregate fees billed by our principal accounting firm, Deloitte & Touche LLP, a member firm of Deloitte Touche Tohmatsu, and their respective affiliates for services performed during fiscal years 2008 and 2007. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year
	2008	2007
	(in millions)

Audit Fees	$9.8	$7.7
Audit-Related Fees	0.2	0.3
Tax Fees	4.4	1.2
All Other Fees	—	—

Total	$14.4	$9.2

Audit Fees consist of fees for professional services rendered by our independent registered public accounting firm for the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K/A (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q. These fees include fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, consents and review of documents filed with the SEC.

Audit-Related Fees consist of fees for assurance and related services by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our consolidated financial statements and not included in Audit Fees.

Tax Fees consist of fees for professional services rendered by our independent registered public accounting firm for tax compliance, tax advice, tax consultation and tax planning services.

All Other Fees consist of fees for professional services rendered by our independent registered public accounting firm for permissible non-audit services, if any. We did not incur fees under this category during fiscal years 2007 or 2008.

Audit Committee Pre-Approval Policy

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Our Audit Committee has determined that the provision of non-audit services under appropriate circumstances may be compatible with maintaining the independence of Deloitte & Touche LLP, and that all such services provided by Deloitte & Touche LLP to us in the past were compatible with maintaining such independence. The Audit Committee is sensitive to the concern that some non-audit services, and related fees, could impair independence and the Audit Committee believes it important that independence be maintained. However, the Audit Committee also recognizes that in some areas, services that are identified by the relevant regulations as “tax fees” or “other fees” are sufficiently related to the audit work performed by Deloitte & Touche LLP that it would be highly inefficient and unnecessarily expensive to use a separate firm to perform those non-audit services. The Audit Committee intends to evaluate each such circumstance on its own merits, and to approve the performance of non-audit services where it believes efficiency can be obtained without meaningfully compromising independence.

The board recommends a vote “FOR” the re-appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2009 and authorization of the board, upon the recommendation of the
Audit Committee, to fix their remuneration.

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Audit Committee assists our board of directors in overseeing financial accounting and reporting processes and systems of internal controls. The Audit Committee also evaluates the performance and independence of our independent registered public accounting firm. The Audit Committee operates under a written charter, a copy of which is available on the Corporate Governance page of our website at www.flextronics.com. Under the written charter, the Audit Committee must consist of at least three directors, all of whom must be “independent” as defined by the Exchange Act and the rules of the SEC and the NASDAQ Stock Market LLC, or Nasdaq. The current members of the committee are Mr. Bingham, Mr. Shah and Mr. Tan. Each is an independent director as defined by the applicable rules of Nasdaq.

Our financial and senior management supervise our systems of internal controls and the financial reporting process. Our independent auditors perform an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and express opinions on these consolidated financial statements. In addition, our independent auditors express their own opinion on the effectiveness of our internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee has reviewed and discussed with both the management of the company and our independent auditors our audited consolidated financial statements for the fiscal year ended March 31, 2008, as well as management’s assessment and our independent auditors’ evaluation of the effectiveness of our internal control over financial reporting. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented. The Audit Committee has also received from our independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm the independence of that firm. The Audit Committee has also considered whether the provision of non-audit services by our independent auditors is compatible with maintaining the independence of the auditors. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. All audit and permissible non-audit services performed by our independent auditors during fiscal year 2008 and fiscal year 2007 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the Audit Committee’s discussions with the management of the company and our independent auditors and based on the Audit Committee’s review of our audited consolidated financial statements together with the reports of our independent auditors on the consolidated financial statements and the representations of our management with regard to these consolidated financial statements, the Audit Committee recommended to the company’s board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2008, which was filed with the SEC on June 24, 2008.

Submitted by the Audit Committee of the board of directors:

H. Raymond Bingham
Ajay B. Shah
Lip-Bu Tan

PROPOSAL NO. 5:
ORDINARY RESOLUTION TO AUTHORIZE
ORDINARY SHARE ISSUANCES

We are incorporated in the Republic of Singapore. Under Singapore law, our directors may only issue ordinary shares and make or grant offers, agreements or options that might or would require the issuance of ordinary shares, with the prior approval from our shareholders. If this proposal is approved, the authorization would be effective from the date of the 2008 annual general meeting until the earlier of (i) the conclusion of the 2009 annual general meeting or (ii) the expiration of the period within which the 2009 annual general meeting is required by law to be held. The 2009 annual general meeting is required to be held no later than 15 months after the date of the 2008 annual general meeting and no later than six months after the date of our 2009 fiscal year end (except that Singapore law allows for a one-time application for an extension of up to a maximum of three months to be made with the Singapore Accounting and Corporate Regulatory Authority).

Our board believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize our directors to issue ordinary shares and to make or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the past, the board has issued shares or made agreements that would require the issuance of new ordinary shares in the following situations:

•	in connection with strategic transactions and acquisitions;

•	pursuant to public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares; and

•	in connection with our equity compensation plans and arrangements.

Notwithstanding this general authorization to issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares where required under the rules of Nasdaq, such as where the company proposes to issue ordinary shares that will result in a change in control of the company or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.

Our board expects that we will continue to issue ordinary shares and grant options and share bonus awards in the future under circumstances similar to those in the past. As of the date of this proxy statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with our equity compensation plans and arrangements, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, our board believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares.

If this proposal is approved, our directors would be authorized to issue, during the period described above, ordinary shares subject only to applicable Singapore laws and the rules of Nasdaq. The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the NASDAQ Global Select Market.

We are submitting this proposal because we are required to do so under Singapore law before our board of directors can issue any ordinary shares in connection with strategic transactions, public and private offerings and in connection with our equity compensation plans. We are not submitting this proposal in response to a threatened takeover. In the event of a hostile attempt to acquire control of the company, we could seek to impede the attempt by issuing ordinary shares, which may dilute the voting power of our existing shareholders. This could also have the effect of impeding the efforts of our shareholders to remove an incumbent director and replace him with a new director of their choice. These potential effects could limit the opportunity for our shareholders to dispose of their ordinary shares at the premium that may be available in takeover attempts.

The board recommends a vote “FOR” the resolution
to authorize ordinary share issuances.

PROPOSAL NO. 6:
ORDINARY RESOLUTION TO RENEW THE SHARE PURCHASE MANDATE

Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Singapore Companies Act, Cap. 50, which we refer to as the Companies Act, the applicable listing rules of Nasdaq and such other laws and regulations as may from time to time be applicable.

Singapore law requires us to obtain shareholder approval of a “general and unconditional share purchase mandate” given to our directors if we wish to purchase or otherwise acquire our ordinary shares. This general and unconditional mandate is referred to in this proxy statement as the Share Purchase Mandate, and it allows our directors to exercise all of our powers to purchase or otherwise acquire our issued ordinary shares on the terms of the Share Purchase Mandate. Although our shareholders approved a renewal of the Share Purchase Mandate at the 2007 annual general meeting, our directors have not exercised any of our powers to purchase or otherwise acquire any of our ordinary shares pursuant to the 2007 renewal of the Share Purchase Mandate. The Share Purchase Mandate renewed at the 2007 annual general meeting will expire on the date of the 2008 annual general meeting. Accordingly, we are submitting this proposal to seek approval from our shareholders at the 2008 annual general meeting for another renewal of the Share Purchase Mandate.

If renewed by shareholders at the 2008 annual general meeting, the authority conferred by the Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting, continue in force until the earlier of the date of the 2009 annual general meeting or the date by which the 2009 annual general meeting is required by law to be held.

The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate, if renewed at the 2008 annual general meeting, are summarized below:

Limit on Allowed Purchases

We may only purchase or acquire ordinary shares that are issued and fully paid up. We may not purchase or acquire more than 10% of the total number of issued ordinary shares outstanding at the date of the 2008 annual general meeting. Any of our ordinary shares which are held as treasury shares will be disregarded for purposes of computing this 10% limit.

Purely for illustrative purposes, on the basis of 837,011,795 issued ordinary shares outstanding as of July 10, 2008 and assuming that no additional ordinary shares are issued on or prior to the 2008 annual general meeting, and that no ordinary shares are held as treasury shares, pursuant to the proposed Share Purchase Mandate, we would be able to purchase not more than 83,701,179 issued ordinary shares.

Duration of Share Purchase Mandate

Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval of the Share Purchase Mandate up to the earlier of:

•	the date on which our next annual general meeting is held or required by law to be held; or

•	the date on which the authority conferred by the Share Purchase Mandate is revoked or varied by our shareholders at a general meeting.

         Manner of Purchases or Acquisitions of Ordinary Shares

Purchases or acquisitions of ordinary shares may be made by way of:

•	market purchases on the NASDAQ Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for that purpose; and/or

•	off-market purchases (if effected other than on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted), in accordance with an equal access scheme as prescribed by the Companies Act.

If we decide to purchase or acquire our ordinary shares in accordance with an equal access scheme, our directors may impose any terms and conditions as they see fit and as are in our interests, so long as the terms are consistent with the Share Purchase Mandate, the applicable rules of Nasdaq, the provisions of the Companies Act and other applicable laws. In addition, an equal access scheme must satisfy all of the following conditions:

•	offers for the purchase or acquisition of ordinary shares must be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

•	all of those persons must be given a reasonable opportunity to accept the offers made; and

•	the terms of all of the offers must be the same (except differences in consideration that result from offers relating to ordinary shares with different accrued dividend entitlements and differences in the offers solely to ensure that each person is left with a whole number of ordinary shares).

         Purchase Price

The purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses of the purchase or acquisition) to be paid for each ordinary share will be determined by our directors. The maximum purchase price to be paid for the ordinary shares as determined by our directors must not exceed:

•	in the case of a market purchase, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, at the time the purchase is effected; and

•	in the case of an off-market purchase pursuant to an equal access scheme, 150% of the “Prior Day Close Price” of our ordinary shares, which means the closing price of an ordinary share as quoted on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

         Treasury Shares

Under the Companies Act, ordinary shares purchased or acquired by us may be held as treasury shares. Some of the provisions on treasury shares under the Companies Act are summarized below:

Maximum Holdings. The number of ordinary shares held as treasury shares may not at any time exceed 10% of the total number of issued ordinary shares.

Voting and Other Rights. We may not exercise any right in respect of treasury shares, including any right to attend or vote at meetings and, for the purposes of the Companies Act, we shall be treated as having no right to vote and the treasury shares shall be treated as having no voting rights. In addition, no dividend may be paid, and no other distribution of our assets may be made, to the company in respect of treasury shares, other than the allotment of ordinary shares as fully paid bonus shares. A subdivision or consolidation of any treasury share into treasury shares of a smaller amount is also allowed so long as the total value of the treasury shares after the subdivision or consolidation is the same as before the subdivision or consolidation, respectively.

Disposal and Cancellation. Where ordinary shares are held as treasury shares, we may at any time:

•	sell the treasury shares for cash;

•	transfer the treasury shares for the purposes of or pursuant to an employees’ share scheme;

•	transfer the treasury shares as consideration for the acquisition of shares in or assets of another company or assets of a person;

•	cancel the treasury shares; or

•	sell, transfer or otherwise use the treasury shares for such other purposes as may be prescribed by the Minister for Finance of Singapore.

         Sources of Funds

Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore shall be used. We intend to use our internal sources of funds and/or borrowed funds to finance any purchase or acquisition of our ordinary shares. Our directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements.

The Companies Act permits us to purchase and acquire our ordinary shares out of our capital or profits. Acquisitions or purchases made out of capital are permissible only so long as we are solvent for the purposes of section 76F(4) of the Companies Act. A company is solvent if (a) it is able to pay its debts in full at the time of the payment made in consideration of the purchase or acquisition (or the acquisition of any right with respect to the purchase or acquisition) of ordinary shares in accordance with the provisions of the Companies Act and will be able to pay its debts as they fall due in the normal course of business during the 12-month period immediately following the date of the payment; and (b) the value of the company’s assets is not less than the value of its liabilities (including contingent liabilities) and will not, after giving effect to the proposed purchase or acquisition, become less than the value of its liabilities (including contingent liabilities).

         Status of Purchased or Acquired Ordinary Shares

Any ordinary share that we purchase or acquire will be deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to such ordinary share will expire on cancellation (unless such ordinary share is held by us as a treasury share). The total number of issued shares will be diminished by the number of ordinary shares purchased or acquired by us and which are not held by us as treasury shares.

We will cancel and destroy certificates in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of such ordinary shares.

         Financial Effects

Our net tangible assets and the consolidated net tangible assets of our subsidiaries will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled or held as treasury shares. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our consolidated results of operations, financial condition and cash flows.

The financial effects on us and our group (including our subsidiaries) arising from purchases or acquisitions of ordinary shares which may be made pursuant to the Share Purchase Mandate will depend on, among other things, whether the ordinary shares are purchased or acquired out of our profits and/or capital, the number of ordinary shares purchased or acquired, the price paid for the ordinary shares and whether the ordinary shares purchased or acquired are held in treasury or cancelled.

As described in more detail above, our purchases or acquisitions of our ordinary shares may be made out of our profits and/or our capital. Where the consideration paid by us for the purchase or acquisition of ordinary shares is made out of our profits, such consideration (excluding brokerage, commission, goods and services tax and other related expenses) will correspondingly reduce the amount available for the distribution of cash dividends by us. Where the consideration that we pay for the purchase or acquisition of ordinary shares is made out of our capital, the amount available for the distribution of cash dividends by us will not be reduced. To date, we have not declared any cash dividends on our ordinary shares and have no current plans to pay cash dividends in the foreseeable future.

         Rationale for the Share Purchase Mandate

We believe that a renewal of the Share Purchase Mandate at the 2008 annual general meeting will benefit our shareholders by providing our directors with appropriate flexibility to repurchase ordinary shares if the directors believe that such repurchases would be in the best interests of our shareholders. Our decision to repurchase our ordinary shares from time to time will depend on our continuing assessment of then-current market conditions, our need to use available cash to finance acquisitions and other strategic transactions, the level of our debt and the terms and availability of financing.

         Take-Over Implications

If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder’s proportionate interest in the company’s voting capital increases, such increase will be treated as an acquisition for the purposes of The Singapore Code on Take-overs and Mergers. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of the company, such shareholder or group of shareholders acting in concert could become obliged to make a take-over offer for the company under Rule 14 of The Singapore Code on Take-overs and Mergers.

The circumstances under which shareholders (including directors or a group of shareholders acting together) will incur an obligation to make a take-over offer are set forth in Rule 14 of The Singapore Code on Take-overs and Mergers, Appendix 2. The effect of Appendix 2 is that, unless exempted, shareholders will incur an obligation to make a take-over offer under Rule 14 if, as a result of us purchasing or acquiring our issued ordinary shares, the voting rights of such shareholders would increase to 30% or more, or if such shareholders hold between 30% and 50% of our voting rights, the voting rights of such shareholders would increase by more than 1% in any period of six months. Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity.

The board recommends a vote “FOR” the resolution
to approve the proposed renewal of the Share Purchase Mandate.

PROPOSALS NOS. 7, 8 AND 9:
ORDINARY RESOLUTIONS TO APPROVE AMENDMENTS TO OUR 2001
EQUITY INCENTIVE PLAN

         Overview of Amendments

We are asking our shareholders to approve amendments to our 2001 Equity Incentive Plan, which we refer to below as the 2001 Plan. The principal features of the 2001 Plan are summarized below. However, this summary is not a complete description of all of the provisions of the 2001 Plan. The full text of the 2001 Plan as proposed to be amended is attached as Annex A to this proxy statement.

The amendments to the 2001 Plan provide for:

(a)	an increase in the sub-limit on the maximum number of ordinary shares which may be issued as share bonus awards from 15 million ordinary shares to 20 million ordinary shares;

(b)	an increase in the sub-limit on the maximum number of ordinary shares subject to awards which may be granted to a person in a single calendar year from 4 million ordinary shares to 6 million ordinary shares; and

(c)	an increase in the share reserve by 20 million ordinary shares to an aggregate of 62 million ordinary shares.

         Reasons for Amendments

Our board believes these amendments are necessary for us to continue to attract and retain the services of well-qualified employees (including officers) and directors who will contribute to our success by their ability, ingenuity and industry knowledge, and to provide incentives to such personnel and board members that are linked directly to increases in shareholder value, and will therefore inure to the benefit of all our shareholders.

We are proposing that the aggregate 15 million share sub-limit on share bonus awards that may be issued pursuant to the 2001 Plan be increased to a 20 million share sub-limit so that we may continue to award share bonuses to attract and retain employees and directors. As of June 27, 2008, 1,187,097 shares had been issued pursuant to share bonus awards and there were outstanding share bonus awards under the 2001 Plan covering 6,209,300 shares. Accordingly, unless our shareholders approve the increase in the sub-limit on share bonus awards, we will be limited in our ability to make share bonus awards.

As of June 27, 2008, there were 11,538,826 ordinary shares available for issuance pursuant to additional options and share bonus awards under the 2001 Plan, including ordinary shares available for grant under the 2001 Plan as a result of the forfeiture, expiration or termination of options granted under prior and assumed plans that were consolidated into our 2001 Plan. If Proposal No. 8 is passed, approximately 31,538,826 ordinary shares will be available for issuance pursuant to additional options and share bonus awards under the 2001 Plan. In addition, shares that are subject to issuance under outstanding awards under the 2001 Plan that cease to be subject to such awards for any reason other than exercise of vesting of such awards, as well as shares that cease to be subject to awards under prior or assumed plans that were consolidated into the 2001 Plan, will be available for grant under the 2001 Plan.

We are also proposing a 2 million share increase in the sub-limit on the maximum number of ordinary shares subject to awards that may be granted to any one person in any calendar year. We are proposing this modification to the individual sub-limit to provide the Compensation Committee with greater flexibility in structuring awards for senior executives.

We have used and intend to continue using stock options and share bonus awards as incentives to attract, retain and motivate our directors and employees. With the growing worldwide demand for talent, the appropriate use of equity awards remains an essential component of our overall compensation philosophy. Consequently, we believe the approval of (i) the increase in the sub-limit on share bonus awards that may be issued pursuant to the 2001 Plan, (ii) the increase in the sub-limit on the maximum number of ordinary shares subject to awards that may be granted to any one person in any calendar year and (iii) the increase in the 2001 Plan share reserve, are important to our continued growth and success.

         2001 Plan History

Our board of directors adopted the 2001 Plan in August of 2001 and our shareholders approved the board’s adoption of the plan in September 2001 with an initial reserve of 7,000,000 ordinary shares. In 2004, 2006 and 2007, the board and our shareholders approved increases in the share reserve by an aggregate of 35,000,000 ordinary shares and in 2004 the board and our shareholders consolidated prior and assumed stock plans into the 2001 Plan. The combined effect of these actions brought the total number of shares issued or issuable under the 2001 Plan to 42,000,000 ordinary shares, plus ordinary shares issued or issuable pursuant to stock awards available for grant as a result of the forfeiture, expiration or termination of options granted under the consolidated plans (if such ordinary shares are issued under such other stock options, they will not become available under the 2001 Plan).

In addition, in 2004, the board and our shareholders added share bonus awards as a type of award under the 2001 Plan and, in 2006, the board and our shareholders amended the 2001 Plan as follows:

•	eliminated a 2,000,000-share sub-limit on the number of ordinary shares subject to share bonus awards which may be outstanding at any time during the term of the 2001 Plan; and

•	modified the automatic option grant to non-employee directors of 12,500 options following each annual general meeting so that the option grant would not be pro-rated based on the service of the director during the prior 12 months.

On May 1, 2007, the board also adopted and approved amendments to the 2001 Plan to require minimum performance periods for share bonus awards granted under the 2001 Plan.

         Administration

The 2001 Plan contains two separate equity incentive programs: a discretionary stock option/share bonus program and an automatic stock option grant program. The discretionary program is administered by the Compensation Committee, which is referred to in this section as the Plan Administrator. The Plan Administrator has complete discretion, subject to the provisions of the 2001 Plan, to authorize option grants and awards of share bonuses under the 2001 Plan. All grants under the automatic option grant program must be made in strict compliance with the provisions of that program, and no administrative discretion may be exercised by the Plan Administrator with respect to the automatic grants.

         Eligibility

Our executive officers, members of our board of directors, and all of our employees and those of our subsidiaries are eligible to be selected as award recipients under the discretionary program. Non-employee directors may also participate in the automatic option grant program, unless such participation is prohibited or restricted, either absolutely or subject to various securities requirements, whether legal or administrative, then in effect in the jurisdiction in which such director is a resident. Non-employee directors may not receive awards in excess of an aggregate of 100,000 ordinary shares per calendar year. Currently, any one participant in the 2001 Plan may not receive awards for more than 4,000,000 ordinary shares in the aggregate per calendar year under the 2001 Plan.

As of June 27, 2008, nine executive officers, seven non-employee directors and approximately 3,000 employees were eligible to participate in the discretionary stock option/share bonus program under the 2001 Plan, and seven non-employee directors were eligible to participate in the automatic option grant program.

         Transferability

In general, awards granted under the 2001 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution. Awards may be transferred to family members through a gift or domestic relations order. Subject to applicable laws, certain optionees who reside outside of the United States and Singapore may assign their award to a financial institution located outside of the United States and Singapore.

         Equity Incentive Programs

         Discretionary Stock Option/ Share bonus Program

Options may be granted under the discretionary program at an exercise price per share not less than 100% of the fair market value per ordinary share on the option grant date. Each option granted under this program generally is exercisable as determined by the Plan Administrator. However, no option may be exercisable more than 10 years after the date of grant, and options granted to non-employees may not be exercisable more than five years after the date of grant.

Options granted under the 2001 Plan generally may be exercised as to vested shares for a period of time after the termination of the option holder’s service to the company. Generally, the Plan Administrator has complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

Singapore law prevents us from granting certain forms of restricted stock. As a result, we expanded our compensation program in 2004 by adding share bonus awards — either an outright share bonus or a type of contingent stock award sometimes referred to as restricted stock units — as a type of award under the 2001 Plan. Share bonuses may be granted outright or contingent upon satisfaction of conditions determined by the Plan Administrator and communicated to the potential recipient in advance. As the conditions to issuance of shares must be met in advance, the shares when issued are not subject to vesting and no additional payment is required (satisfaction of the condition(s) being viewed as a form of payment). The condition(s) to issuances of shares under a share bonus award could be a single requirement, such as remaining in the company’s service for a period of time, or many requirements, such as meeting individual or company-wide performance goals. Any share bonus awards which vest based on performance goals are subject to a minimum performance period of one year, and any share bonus award with vesting based solely on the passage of time and continued service to the company has a minimum performance period of three years. In no event may share bonus awards that are not subject to minimum performance periods exceed 5% of the total shares reserved and available for issuance under the 2001 Plan.

            Automatic Option Grant Program

Under the automatic option grant program, each individual who initially becomes a non-employee director will automatically be granted at that time options to purchase 25,000 ordinary shares. In addition, on the date of each annual general meeting, continuing non-employee directors automatically will be granted options to purchase 12,500 ordinary shares.

Each option granted under this program must have an exercise price per share equal to 100% of the fair market value per ordinary share on the grant date and a maximum term of five years. Each option becomes exercisable as to 25% of the total shares one year after the date of grant and as to 1/48th of the total shares each month thereafter.

Each automatic option grant will automatically accelerate upon an acquisition of the company by merger or asset sale or a hostile change in control of the company. In addition, upon the successful completion of a hostile take-over, each automatic option grant which has been outstanding for at least six months may be surrendered to us for a cash distribution per surrendered option share in an amount equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.

         Valuation

The fair market value per ordinary share on any relevant date under the 2001 Plan is the closing sales price per share on that date on the NASDAQ Global Select Market. As of July 10, 2008, the closing price of our ordinary shares on the NASDAQ Global Select Market was $9.13 per share.

         Adjustments

In the event any change is made to our outstanding ordinary shares by reason of any recapitalization, bonus issue, stock split, combination of shares, exchange of shares or other changes affecting the outstanding shares as a class, appropriate adjustments will be made to the maximum number and/or class of securities issuable under the 2001 Plan, the maximum number and/or class of securities for which any participant may be granted awards over the term of the 2001 Plan or that may be granted generally under the terms of the 2001 Plan, the number and/or class of securities and price per share in effect under each outstanding award, and the number and/or class of securities for which automatic option grants are to be subsequently made to newly-elected or continuing non-employee directors.

         Acceleration

Except for grants made under the automatic option grant program described above, in the event of a dissolution or liquidation or if we are acquired by merger or asset sale or in the event of other change of control events, each outstanding award under the discretionary program shall automatically accelerate so that each such award shall, immediately prior to the effective date of such transaction, become fully vested with respect to the total number of shares then subject to such award. However, subject to the specific terms of a given award, vesting shall not so accelerate if, and to the extent, such award is either to be assumed or replaced with a comparable right covering shares of the capital stock of the successor corporation or parent thereof or is replaced with a cash incentive program of the successor corporation which preserves the inherent value existing at the time of such transaction. Certain outstanding options granted to executive officers provide for acceleration either (i) if the executive is terminated without cause or leaves for good reason within, or remains employed for, the first 12 months following a change of control, or (ii) if the executive is terminated or the executive’s duties are substantially reduced or changed during the 18-month period following a change of control. For additional information, see the section entitled “Executive Compensation – Potential Payments on Termination or Change of Control” beginning on page 48 of this proxy statement.

The acceleration of vesting in the event of a change in the ownership or control of the company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the company.

         Payment for Shares

The consideration for shares to be issued under the 2001 Plan may be paid in cash, by executing a same-day sale or margin commitment transaction, by cancellation of indebtedness, by conversion of a convertible note issued by us or through waiver of compensation due.

         Amendment and Termination

Our board of directors may at any time amend or modify the 2001 Plan in any or all respects, except that any such amendment or modification may not adversely affect the rights of any holder of an award previously granted under the 2001 Plan unless such holder consents. The board may terminate the 2001 Plan at any time. In addition, the automatic option grant program may not be amended more frequently than once every six months, other than to the extent necessary to comply with applicable U.S. income tax laws and regulations. In addition, the board may not, without the approval of our shareholders:

•	amend the 2001 Plan to materially increase the maximum number of ordinary shares issuable under the 2001 Plan, the number of ordinary shares for which options may be granted to newly-elected or continuing non- employee directors, or the maximum number of ordinary shares for which any one individual participating in the 2001 Plan may be granted options;

•	materially modify the eligibility requirements for participation in the 2001 Plan; or

•	materially increase the benefits accruing to participants in the 2001 Plan.

         Term of the 2001 Plan

Unless terminated earlier, the 2001 Plan will continue until August 2011, 10 years after the date the 2001 Plan was adopted by our board of directors.

U.S. Federal Income Tax Consequences of Option Grants and Share bonus Awards

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to the company and the directors, officers and employees participating in the 2001 Plan. Federal tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. Each participating employee has been and is encouraged to seek the advice of a qualified tax adviser regarding the tax consequences of participation in the

2001 Plan. The following discussion does not purport to describe state or local income tax consequences in the United States, nor tax consequences for participants who are subject to tax in other countries.

Options granted under the 2001 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The United States federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised unless the optionee is subject to the alternative minimum tax or the optionee exercises the option more than three months after the termination of his or her employment with us. The optionee will, however, recognize taxable income in the year in which the acquired shares are sold or otherwise disposed of. For United States federal income tax purposes, dispositions are either qualifying or disqualifying dispositions. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the date on which the shares are transferred to the optionee pursuant to the option’s exercise. Upon a qualifying disposition, any gain or loss, generally measured by the difference between the amount realized on the sale of shares and the option exercise price, will be treated as capital gain or loss. If either of these two holding periods is not satisfied, then a disqualifying disposition results. Upon a disqualifying disposition, the optionee generally recognizes ordinary income in the amount of the lesser of (i) the difference between the fair market value of the shares at the time of the option’s exercise and the option’s exercise price, or (ii) the difference between the amount realized on the sale and the option’s exercise price. Any ordinary income recognized is added to the optionee’s basis for purposes of determining any additional gain on the sale; any such additional gain will be capital gain.

If the optionee makes a disqualifying disposition of the acquired shares, we may be entitled to a deduction from our U.S. taxable income for the taxable year in which such disposition occurs, equal to the amount of ordinary income the employee recognizes. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the acquired shares.

Non-Statutory Options. Taxable income generally is not recognized by an optionee upon the grant of a non-statutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the acquired shares on the exercise date over the exercise price paid for the shares, and we will be entitled to a deduction with respect to, and be required to satisfy the tax withholding requirements applicable to, such income.

Share bonuses. Upon issuance of shares pursuant to a share bonus, the employee will have ordinary income in the amount of the fair market value of the issued stock on the date of issuance. Any further gain or loss upon disposition of the stock will be short- or long-term capital gain or loss, depending on the employee’s holding period as measured from the date of issuance. We will generally have a withholding obligation, and be entitled to a deduction, in the amount the employee recognizes as ordinary income.

Section 162(m). Any United States income tax deductions that would otherwise be available to us may be subject to a number of restrictions under the Internal Revenue Code, including Section 162(m), which, under recent guidance issued by the Internal Revenue Service, can limit the deduction for compensation paid to our Chief Executive Officer and our other three most highly compensated executive officers (other than the Chief Executive Officer and the Principal Financial Officer).

         New Plan Benefits Under the 2001 Plan

None of our former executive officers, including Mr. Smach and Mr. Brathwaite, are eligible to participate in receiving future awards under the 2001 Plan. The number of shares to be issued under the 2001 Plan to the individuals and groups listed below and the net values to be realized upon such issuances are discretionary, and therefore, not determinable:

•	Michael McNamara, our Chief Executive Officer;

•	each of our three other most highly compensated executive officers;

•	all current executive officers as a group;

•	all current non-employee directors as a group;

•	each nominee for director;

•	each associate of any of the aforementioned directors, executive officers or director nominees; and

•	all employees, including all current officers who are not executive officers, as a group.

Our board recommends a vote “FOR”
the approval to amend the 2001 Equity Incentive Plan to increase the sub-limit on the maximum number of shares which may be issued as share bonus awards under the 2001 Plan from 15 million shares to 20 million shares.

Our board recommends a vote “FOR”
the approval of an increase in the sub-limit of awards available to be granted to an individual in a single calendar year.

Our board recommends a vote “FOR”
the approval of the increase in the number of ordinary shares authorized for issuance under the 2001 Equity
Incentive Plan.

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers as of July 11, 2008 are as follows:

Name	Age	Position

Michael M. McNamara	51	Chief Executive Officer
Paul Read	42	Chief Financial Officer
Sean P. Burke	46	President, Computing
Michael J. Clarke	53	President, Infrastructure
Christopher Collier	39	Senior Vice President, Finance
Carrie L. Schiff	42	Senior Vice President and General Counsel
Gernot Weiss	44	President, Mobile Market
Greg Westbrook	50	President, Consumer Digital
Werner Widmann	56	President, Multek

Michael M. McNamara. Mr. McNamara has served as our Chief Executive Officer since January 2006, and as a member of our board of directors since October 2005. Prior to his promotion, Mr. McNamara served as our Chief Operating Officer from January 2002 through January 2006, as President, Americas Operations from April 1997 to December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Mr. McNamara received a B.S. from the University of Cincinnati and an M.B.A. from Santa Clara University.

Paul Read. Mr. Read has served as our Chief Financial Officer since June 30, 2008. Prior to his promotion, Mr. Read served as Executive Vice President of Finance for Flextronics Worldwide Operations since October 2005, as Senior Vice President of Finance for Flextronics Worldwide Operations from February 2001 to October 2005, and as Vice President, Finance of Flextronics Americas Operations from August 1997 to February 2001. Mr. Read is a member of the Chartered Institute of Management Accountants.

Sean P. Burke. Mr. Burke has served as our President, Computing since October 16, 2005. Prior to joining us, Mr. Burke was the Executive Vice President of Iomega Corporation from January 2003 through September 2005.

Preceding Iomega Corporation, Mr. Burke held a number of executive positions at Dell, Inc., Compaq Computer Corporation and HP Company. Mr. Burke received a B.B.A. degree from the University of North Texas.

Michael J. Clarke. Mr. Clarke has served as President of FlexInfrastructure since January 2006. Prior to joining us, Mr. Clarke served as a President and General Manager of Sanmina-SCI Corporation from October 1999 to December 2005. Mr. Clarke has over 25 years of Senior Executive, business development and hands-on operational experience managing global companies in major industries including Aerospace and Defense, Automotive and Industrial. Formerly, Mr. Clarke has held senior positions with international companies including Devtek Corporation, Hawker Siddeley and Cementation Africa. Educated as a Mechanical Engineer from Bradford Polytechnic, England, with enhanced professional development programs from University of Western Ontario, Canada and Columbia University, USA.

Christopher Collier. Mr. Collier, our Principal Accounting Officer since May 1, 2007, has served as our Senior Vice President, Finance since December 2004. Prior to his appointment as Senior Vice President, Finance in 2004, Mr. Collier served as Vice President, Finance and Corporate Controller since he joined us in April 2000. Mr. Collier is a certified public accountant and he received a B.S. in Accounting from State University of New York at Buffalo.

Carrie L. Schiff. Ms. Schiff has served as our Senior Vice President and General Counsel since June 1, 2006. Prior to her appointment as Senior Vice President and General Counsel, Ms. Schiff served as Vice President, General Counsel from February 1, 2004 to June 1, 2006 and as Associate General Counsel from July 2001 through January 2004. Prior to joining us, Ms. Schiff was the Senior Vice President, Corporate Development of USA.Net, Inc., from April 1999 until June 2001. Preceding USA.Net, Inc., Ms. Schiff was a partner with the firm of Cooley Godward. Ms. Schiff received an A.B. from the University of Chicago and her law degree from the University of California, Los Angeles.

Gernot Weiss. Mr. Weiss has served as our President, Mobile Market since January 2006. Prior to his appointment as President, Mobile Market, Mr. Weiss served as Senior Vice President of Sales and Marketing and Account Management in Europe and held various other positions in operations and account management. Mr. Weiss joined us the company with the acquisition of Neutronics in 1998, where he was a general manager since 1994. Previously, Mr. Weiss worked with Philips Electronics from 1984 to 1994. Mr. Weiss holds an Electrical Engineering Diploma and a diploma in Economics from the University in Klagenfurt, Austria.

Greg Westbrook. Mr. Westbrook has served as our President, Consumer Digital since December 2005. Prior to joining us, Mr. Westbrook served as Vice President of Eastman Kodak Company. Mr. Westbrook holds a Bachelors Degree in Engineering from the Rochester Institute of Technology.

Werner Widmann. Mr. Widmann has served as President, Multek since January 2004. Prior to his promotion, he served as General Manager of Multek Germany beginning in October 2002. Prior to joining Multek, Mr. Widmann was Managing Director of Inboard from 1999 to 2002 and held various technical and managerial positions with STP, Inboard-SSGI, Siemens AG and IBM Sindelfingen throughout his 33 year-career in the PCB industry. Mr. Widmann received his degree in mechanical/electrical engineering from the University for Applied Sciences (Fachhochschule), Karlsruhe.

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Compensation Committee of the board of directors of the company has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 28 of this proxy statement. Based on this review and discussion, the Committee recommended to the board of directors that the

Compensation Discussion and Analysis be included in the company’s proxy statement for the 2008 annual general meeting of shareholders.

Submitted by the Compensation Committee of the board of directors:

James A. Davidson
Rockwell A. Schnabel

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the material elements of our compensation programs and policies, including the objectives of our compensation programs and the reasons why we pay each element of our executives’ compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation earned by or awarded to the following individuals, whom we refer to as the named executive officers or NEOs:

Name	Titles

Michael M. McNamara	Chief Executive Officer

Thomas J. Smach	Chief Financial Officer (1)

Werner Widmann	President, Multek

Christopher Collier	Senior Vice President, Finance

Carrie L. Schiff	Senior Vice President and General Counsel

Nicholas E. Brathwaite	Chief Technology Officer (2)

(1)	Mr. Smach resigned effective June 30, 2008.

(2)	Mr. Brathwaite resigned effective December 31, 2007.

This discussion focuses on compensation and practices relating to the named executive officers for our 2008 fiscal year. Mr. Brathwaite ceased to be an executive officer of our company effective May 1, 2007 and ceased to be employed by us effective December 31, 2007. Under SEC rules, Mr. Brathwaite is an additional named executive officer because he was an executive officer at the beginning of our last fiscal year and his reportable compensation would have made him an NEO if he had been an executive officer at the end of our last fiscal year. Because Mr. Brathwaite ceased to be an executive officer effective May 1, 2007, the Committee did not recommend, and our board did not approve, his salary adjustment or his annual incentive bonus opportunity for the 2008 fiscal year. However, the Committee did approve his separation agreement, which is discussed below under “— Nicholas E. Brathwaite Separation Agreement.”

Compensation Committee

The Compensation Committee of our board of directors (referred to in this discussion as the Committee) approves the goals and objectives relating to executive compensation, and recommends to our board the compensation of the Chief Executive Officer and all other executive officers. The Committee also oversees management’s decisions concerning the performance and compensation of other company officers, administers our equity compensation plans, and evaluates the effectiveness of our overall executive compensation program.

Independent Consultants and Advisors

The Committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. During our 2008 fiscal year, the Committee engaged Pearl Meyer & Partners to advise on certain executive compensation matters. Pearl Meyer was engaged principally to select peer companies and furnish competitive data relating to our Chief Executive Officer and Chief Financial Officer and the Committee did not engage

Pearl Meyer to make compensation recommendations. Pearl Meyer has not provided any other services to the company and has received no compensation other than with respect to the services provided to the Committee. The Committee engaged Frederic W. Cook & Co., Inc. as its independent adviser to advise on fiscal year 2009 executive compensation matters and expects that it will continue to retain an independent compensation consultant on future executive compensation matters.

Compensation Philosophy and Objectives

We believe that the quality, skills and dedication of our executive officers are critical factors affecting the company’s performance and shareholder value. Our key compensation goals are to:

•	attract superior executive talent;

•	retain and motivate our executives;

•	reward past performance;

•	provide incentives for future performance; and

•	align our executives’ interests with those of our shareholders.

Accordingly, in determining the amount and mix of compensation, the Committee seeks both to provide a competitive compensation package and to structure annual and long-term incentive programs that reward achievement of performance goals that directly correlate to the enhancement of shareholder value, as well as to promote executive retention. To accomplish these objectives, the Committee has structured our compensation programs to include the following key features:

•	annual and long-term cash bonuses and certain share bonus awards are earned only if the company achieves pre-established earnings per share growth targets in the cases of our Chief Executive Officer and Chief Financial Officer, earnings per share and revenue growth targets in the cases of other corporate level executives, and earnings per share growth and business unit operating performance targets in the cases of business unit executives;

•	stock-based compensation aligns executives’ interests with those of our shareholders; and

•	deferred cash bonus awards and certain stock-based compensation are designed to promote executive retention, as these elements of compensation only vest over a period of years if the executive remains in the company’s employment.

The Committee does not maintain policies for allocating among current and long-term compensation or among cash and non-cash compensation. Instead, the Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of the company’s key compensation goals set forth above. However, as a general matter, the Committee seeks to allocate a substantial majority of the named executive officers’ compensation to components that are performance-based and at-risk.

While compensation levels may differ among NEOs based on competitive factors and the role, responsibilities and performance of each specific NEO, there are no material differences in the compensation philosophies, objectives or policies for our NEOs. We do not have a policy regarding internal pay equity.

None of the named executives officers serves pursuant to an employment agreement, and each serves at the will of the company’s board of directors. Similarly, we generally do not enter into severance agreements with, nor do we have established severance arrangements for, our executive officers as part of the terms of their employment. This enables our board to remove an executive officer, if necessary, prior to retirement or resignation whenever it is in our best interests. When an executive officer retires, resigns or is terminated, our board exercises its business judgment in approving an appropriate separation or severance arrangement in light of all relevant circumstances, including the individual’s term of employment, past accomplishments and reasons for separation from the company.

Competitive Positioning

In determining the amounts and components of fiscal year 2008 compensation for our Chief Executive Officer and Chief Financial Officer, the Committee reviewed the compensation levels of companies in both an industry peer group and a peer group of high technology companies selected on the basis of such companies’ revenues and market capitalizations. The peer companies were the same as those used in determining fiscal year 2007 compensation and were selected by Pearl Meyer with input from our management. The companies in the industry peer group consisted of: Arrow Electronics, Inc., Avnet, Inc., Celestica Inc., Jabil Circuit, Inc., Sanmina-SCI Corporation and Solectron Corporation. The companies in the high technology peer group consisted of: Advanced Micro Devices, Inc., Harris Corporation, Intuit Inc., Juniper Networks, Inc., Micron Technology, Inc. and Seagate Technology. The Committee also reviewed data of a high technology survey group, which reflected data from a broader group of technology companies with comparable revenues, and an industry survey group, which reflected data from a broader group of manufacturing companies with comparable revenues, both of which survey groups were selected by Pearl Meyer.

The Committee set a target for total direct compensation for our Chief Executive Officer and Chief Financial Officer at or above the 75th percentile of such compensation for the composite of the high technology peer group and the high technology survey group. Total direct compensation is the sum of base salary, target annual incentive compensation and target long-term incentive awards. The Committee also set the same target for each component of total direct compensation. In setting these targets, the Committee considered that the company’s revenues are at the 100th percentile of its industry and high technology peer groups.

In determining the amounts and components of fiscal year 2008 compensation for our other executive officers, the Committee sought to structure competitive compensation arrangements based, in part, upon the nature and scope of these executives’ responsibilities and leadership roles in relation to the Chief Executive Officer and Chief Financial Officer. The Committee also considered the recommendations of our Chief Executive Officer who based his recommendations for fiscal year 2008 compensation on competitive data compiled by Hay Group. Hay Group assessed the compensation levels of 22 of our officers, including Messrs. Widmann and Collier and Ms. Schiff. Hay Group used the following sources of market data in its review:

1.   Hay Group’s 2006 Executive Compensation Report (which we refer to as the ECR), which represents 496 parent organizations and 626 independent operating units of U.S.-based companies, in the general industry; and

2.   Radford’s 2006 Executive Compensation Report, which represents 700 organizations in the technology industry.

Hay Group gave equal weighting to both the Hay Group ECR and the Radford survey. All survey data was aged to July 1, 2007 at an annual rate of 4%. Hay Group matched our officers to the survey data as follows:

1. Positions matched to Hay Group’s ECR were matched by title and by job content; and

2. Positions matched to Radford’s survey were matched by title only and adjusted where the match was not a good fit.

Hay Group concluded that total direct compensation of our top 22 officers ranged from the 20th percentile to above the 90th percentile of the benchmarked data. Messrs. Widmann’s and Collier’s total direct compensation were at about the 90th percentile, and Ms. Schiff’s total direct compensation was at the 35th percentile. Based on this data, our Chief Executive Officer recommended to the Committee increases in Ms. Schiff’s compensation to make her compensation more competitive given the increased scope and responsibilities of her position. Accordingly, Ms. Schiff’s base salary was increased from $300,000 to $350,000, she was added as a participant in the three-year cash incentive bonus plan (discussed below under “—Long-Term Incentive Program”), and was granted an additional service-based share bonus award for 50,000 shares (discussed below under “Stock-based Compensation”). For Messrs. Widmann and Collier, our Chief Executive Officer recommended that their base salary, target annual incentive bonus and long-term equity award levels remain consistent with their prior year’s levels. These recommendations were supported by the Committee and adopted by our board.

Role of Executive Officers in Compensation Decisions

The Committee makes recommendations to our board on all compensation actions relating to our executive officers. As part of its process, the Committee meets with our Chief Executive Officer and Chief Financial Officer to obtain recommendations with respect to the structure of our compensation programs and compensation decisions, including the performance of individual executives. Our Chief Executive Officer and Chief Financial Officer meet with our Executive Vice President, Worldwide Human Resources and Management Systems and Vice President, Global Compensation & Benefits to obtain input on these matters.

Fiscal Year 2008 Executive Compensation Components

We allocate compensation among the following components for our named executive officers:

•	base salary;

•	annual incentive cash bonuses;

•	multi-year incentive cash bonuses;

•	stock-based compensation;

•	deferred compensation; and

•	other benefits

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions, as well as salaries paid to the executives’ peers within the company. The Committee typically reviews base salaries every fiscal year and adjusts base salaries from time to time to take into account competitive market data, individual performance and promotions or changed responsibilities. Mr. McNamara’s annual base salary was increased from $1,000,000 to $1,250,000 (or 25%) effective April 1, 2007 as part of setting Mr. McNamara’s base salary and total target compensation at the 75th percentile of benchmarked compensation and in recognition of the increased scale of the company and Mr. McNamara’s excellent performance. Base salary levels for the other named executive officers (other than Mr. Brathwaite) increased as follows: Mr. Smach – 7.7%; Mr. Widmann – 0% (paid in Euros); Mr. Collier – 4.2%; and Ms. Schiff – 16.7%.

Annual Incentive Bonus Plan

Through our annual incentive bonus plan, we seek to provide pay for performance by linking incentive awards to company and business unit performance. Key features of the bonus plan are as follows:

•	performance targets are based on year-over-year growth in corporate and business unit financial metrics

•	performance is measured 50% on a quarterly basis and 50% on an annual basis, subject to recoupment for quarterly targets based on annual performance

•	the financial goals vary based on each executive’s responsibilities

➢	for corporate executives (other than the CEO and CFO), fiscal year 2008 bonuses were based 50% on revenue growth and 50% on EPS growth

➢	for business unit executives, fiscal year 2008 bonuses were based 25% on business unit revenue growth, 25% on business unit operating profit growth, 25% on inventory turnover growth at the business unit, and 25% on corporate EPS growth

➢	for the CEO and CFO, bonuses are based solely on EPS growth

•	performance measures are calculated on a non-GAAP basis and exclude discontinued operations for periods after fiscal year 2007, after-tax intangible amortization, stock-based compensation expense, gains and losses from divestitures, and restructuring and certain other charges. We exclude these items in order to arrive at more meaningful period-to-period comparisons of our ongoing operating results, and these calculations are made on a basis consistent with reported non-GAAP financial measures

•	bonuses are based entirely on financial performance, and there is no individual performance component

•	each executive’s target bonus is set at a percentage of base salary, based on the level of the executive’s responsibilities

➢	for executives other than the CEO and CFO, the target bonus is set at 50% of base salary

➢	the CEO’s target bonus is set at 150% of base salary and the CFO’s target bonus is set at 100% of base salary

•	actual payouts for each bonus component range from a minimum of 25% or 50% of target to a maximum of 300% of target (200% in the cases of the CEO and CFO)

•	if the threshold level of a bonus component is not met, there is no payout for that component

The Committee recommended and our board approved different performance metrics for our Chief Executive Officer and Chief Financial Officer as compared with other executives, and different performance metrics for corporate officers as compared with business unit executives. In the cases of our Chief Executive Officer and Chief Financial Officer, we selected non-GAAP diluted earnings per share as the sole metric because we believe that these executives are most able to influence earnings per share. The EPS targets for these executives are lower than the EPS targets for other executives because our CEO’s and CFO’s bonuses are based solely on EPS, and don’t have the opportunity to achieve a bonus based on revenue growth or other metrics. For business unit executives, we selected a combination of both corporate and business unit metrics. We believe that the performance measures used for our annual incentive awards appropriately motivate our executives to achieve fiscal year financial goals recommended by the Committee and approved by our board.

Annual Incentive Awards for NEOs other than the CEO and CFO

Mr. Collier and Ms. Schiff were eligible for bonus awards based on EPS growth and revenue growth. For the EPS portion of their bonus awards, Mr. Collier and Ms. Schiff were eligible for a target bonus award of 25% of base salary, subject to a multiplier between 25% and 300%, depending on actual performance. For the revenue portion of their bonus awards, Mr. Collier and Ms. Schiff were eligible for a target bonus award of 25% of base salary, subject to a multiplier between 50% and 300% depending on actual performance.

The following chart sets forth the performance measures, payout levels and payout levels as percentage of base salary for fiscal year 2008 under our annual incentive bonus plan for Mr. Collier and Ms. Schiff:

Annual Incentive Bonus Payout Levels

		Payout			Payout
Adjusted EPS	Payout	(% Annual	Revenue	Payout	(% Annual
Growth	(% Target)	Base Salary)	Growth	(% Target)	Base Salary)

30%	300.0%	75.0%	25%	300%	75.0%
25%	250.0%	62.5%	20%	250%	62.5%
20%	200.0%	50.0%	15%	200%	50.0%
15%	150.0%	37.5%	12.5%	150%	37.5%
10%	100.0%	25.0%	10%	100%	25.0%
9%	75.0%	18.75%	8%	50%	12.5%
8%	50.0%	12.5%	<8%	0%	0%
7%	25.0%	6.25%
<7%	0%	0%

The following chart sets forth the actual quarterly and annual performance and the actual payout levels and amounts for Mr. Collier and Ms. Schiff.

			Actual			Actual	Total
			Payout % (as			Payout % (as	Bonus
	Adjusted		a % of			a % of	Payout (as a
	EPS	Payout	Annual Base	Revenue	Payout	Annual Base	% of Annual
Period	Growth	Level %	Salary)	Growth	Level %	Salary)	Base Salary)
Q1	22.2%	222%	6.8%	27.0%	300%	9.4%	16.2%

Q2	20.0%	200%	6.2%	18.2%	232%	7.3%	13.5%

Q3	30.4%	300%	9.4%	67.5%	300%	9.4%	18.8%

Q4	30.0%	300%	9.4%	66.3%	300%	9.4%	18.8%

Annual (1)	27.5%	275%	36.7%	46.2%	300%	39.8%	76.5%

Total							143.8%

(1)	The Annual payout percentages (as a% of Annual Base Salary) include recoupments for quarterly payout percentages below the annual payout levels.

Mr. Widmann was eligible for a bonus award based on corporate EPS growth and revenue growth, operating profit growth and return on assets growth at the Multek business unit level. For the EPS portion of his bonus award, Mr. Widmann was eligible for a target bonus of 12.5% of base salary, subject to a multiplier between 25% and 300% depending on actual performance. For each of the revenue, operating profit and return on assets portions of his bonus award, Mr. Widmann was eligible for a target bonus of 12.5% of base salary, subject in each case to a multiplier between 50% and 300% depending on actual performance. Mr. Widmann’s performance measures for the EPS portion of his bonus were the same as for Mr. Collier and Ms. Schiff as set forth above. We are not disclosing the performance measures for the other components of Mr. Widmann’s bonus because these measures relate to the Multek business unit and we treat these measures as confidential. We set these performance measures at levels designed to motivate Mr. Widmann to achieve operating results at the Multek business unit at degrees of difficulty consistent with the performance measures at the corporate level. Based on performance at the Multek business unit and EPS growth, Mr. Widman received a bonus equal to 51.1% of his base salary.

Annual Incentive Awards for the CEO and CFO

Messrs. McNamara and Smach were eligible for bonus awards based on solely on EPS growth. Mr. McNamara’s target bonus was 150% of base salary and Mr. Smach’s target bonus was 100% of base salary. These target bonuses were subject to multipliers of between 25% and 200% depending on actual performance.

The following chart sets forth the payout levels and payout levels as a percentage of base salary for fiscal year 2008 under our annual incentive bonus plan for Messrs. McNamara and Smach:

Annual Incentive Bonus Payout Levels

Adjusted EPS	Payout	CEO Payout	CFO Payout
Growth	(% Target)	(% base salary)	(% base salary)

15.0%	200.0%	300.0%	200.0%
10.0%	150.0%	225.0%	150.0%
9.0%	125.0%	187.5%	125.0%
8.0%	100.0%	150.0%	100.0%
7.0%	50.0%	75.0%	50.0%
6.0%	25.0%	37.5%	25.0%
<6.0%	0%	0%	0%

The following chart sets forth the actual quarterly and annual performance and the actual payout levels and amounts for Messrs. McNamara and Smach.

			CEO	CFO
	Adjusted EPS	Payout	Actual Payout % (as a	Actual Payout % (as a
Period	Growth	Level %	% of Base Salary)	% of Base Salary)
Q1	22.2	200%	37.5%	25%
Q2	20.0	200%	37.5%	25%
Q3	30.4	200%	37.5%	25%
Q4	30.0	200%	37.5%	25%
Annual	27.5	200%	150%	100%
Total			300%	200%

In fiscal year 2008, we had record non-GAAP diluted earnings per share of $1.02, representing a year over year increase of 28%, and record net sales of $27.6 billion, representing a year over year increase of 46%. Based on our performance, each of the named executive officers (other than Mr. Brathwaite), received the maximum bonus. The Committee believes that bonuses awarded under our annual incentive bonus plan appropriately reflected the company’s performance and appropriately rewarded the performance of the named executive officers.

One-Year Special Fiscal Year 2008 Performance Bonus Plan

In fiscal year 2008, the Committee recommended and the Board approved a one-year special performance bonus program for senior officers of the company, including Messrs. Widmann and Collier and Ms. Schiff. Messrs. McNamara and Smach did not participate in this program. This program provided for a one-time bonus of up to $250,000 based upon achievement by the company of pre-established annual operating profit growth targets. The Committee recommended and our board approved the special one-year bonus plan to focus our senior management on improving synergies and vertical integration across different business units. For Messrs. Widmann and Collier and Ms. Schiff, the program provided for a special bonus of $250,000 for year-over-year operating profit growth of at least 20%, with a lower bonus of $187,500 for year-over-year operating profit growth of 15%. For performance between the 15% and 20% levels, the program provided for a pro-rated bonus. For purposes of determining achievement of these targets, the Committee used non-GAAP measures on the basis discussed above. Based on fiscal year 2008 results, Messrs. Widmann and Collier and Ms. Schiff received the maximum bonus of $250,000.

Fiscal Year 2008 Discretionary Bonus for Michael McNamara

Based on fiscal year 2008 performance, our board awarded a special bonus to Mr. McNamara of $1,200,000. The discretionary bonus was awarded in recognition of the company’s exceptional results in fiscal year 2008, which included the successful acquisition of Solectron and integration into our business, as well as record non-GAAP earnings per share of $1.02, representing a year over year increase of 28%.

Long-Term Incentive Program

Three-Year Performance Plan

In fiscal year 2007, the Committee established a three-year cash incentive bonus plan. The three-year performance plan is designed to reward the named executive officers and certain other senior officers based upon the achievement by the company of a three-year compounded annual revenue growth rate and a three-year compounded annual EPS growth rate, provided that the individual receiving the bonus remains employed by us at the time the bonus is paid. Under this plan, each of the named executive officers (other than Messrs. Smach and Brathwaite, who are no longer employed by us) will be eligible for a bonus of up to $1,000,000 if certain pre-established targets are achieved. For purposes of determining achievement of these targets, the Committee uses non-GAAP measures on the basis discussed above. The Committee established the three-year cash incentive bonus plan to focus senior management on achievement of sustained EPS and revenue growth at levels which result in payment of the $1,000,000 maximum bonus only if the company performs significantly better than internal targets, with a lesser bonus opportunity if the company achieves its internal targets. The three-year bonus plan provides for a bonus of $1,000,000 if the company achieves both a three-year compounded annual revenue growth rate of at least 15% and a three-year compounded annual EPS growth rate of at least 20%, and also provides for a bonus of $750,000 if the company achieves both a three-year compounded annual revenue growth rate of at least 10% and a three-year compounded annual EPS growth rate of at least 15%. If the company fails to achieve the target performance level required for the lesser bonus, no bonus will be awarded.

In fiscal year 2008, the board and the Committee approved the participation of Ms. Schiff in the three-year performance plan in recognition of the increasing scope and importance of her responsibilities and to provide Ms. Schiff with a more competitive compensation package.

Stock-based Compensation

Stock Options and Share Bonus Awards

The Committee grants stock options and share bonus awards (the equivalent of restricted stock units), which are designed to align the interests of the named executive officers with those of our shareholders and provide each individual with a significant incentive to manage the company from the perspective of an owner, with an equity stake in the business. These awards are also intended to promote executive retention, as unvested stock options and share bonus awards generally are forfeited if the executive voluntarily leaves the company. Each stock option allows the executive officer to acquire Flextronics’s ordinary shares at a fixed price per share (the market price on the grant date) over a period of seven to ten years, thus providing a return to the officer only if the market price of the shares appreciates over the option term. Share bonus awards are structured as either service-based awards, which vest if the executive remains employed through the vesting period, or performance-based awards, which vest only if we achieve pre-established performance measures. Before the share bonus award vests, the executive has no ownership rights in Flextronics’s ordinary shares.

The size of the option grant or share bonus award to each executive officer generally is set at a level that is intended to create a meaningful opportunity for share ownership based upon the individual’s current position with Flextronics, but the Committee also takes into account (i) the individual’s potential for future responsibility and promotion over the term of the award, (ii) the individual’s personal performance in recent periods, and (iii) the number of options and share bonus awards held by the individual at the time of grant. In addition, the Committee considers competitive equity award data, and determines award size consistent with the Committee’s and our board’s objective of setting long-term incentive compensation at the 75th percentile of our peer companies.

Administration of Equity Award Grants

The Committee grants options with exercise prices set at the market price on the date of grant, based on the closing market price. Our current policy is that options and share bonus awards granted to executive officers are only made during open trading windows. Awards are not timed in relation to the release of material information. Our current policy provides that grants to non-executive new hires and follow on grants to non-executives are made on pre-determined dates in each fiscal quarter.

Grants During Fiscal Year 2008

The number of stock options and share bonus awards granted to the named executive officers in fiscal year 2008, and the grant-date fair value of these awards determined in accordance with SFAS 123(R), are shown in the Grants of Plan-Based Awards in Fiscal Year 2008 table beginning on page 42 of this proxy statement. In fiscal year 2008, the Committee recommended and the Board approved service-based and performance-based share bonus awards. Although the Committee does not have a policy for allocating between grants of share bonus awards and options, the Committee determined that it was appropriate to award only share bonus awards in fiscal year 2008 given the outstanding options held by the named executive officers in order to achieve a better balance between share bonus awards and options. In addition, the Committee sought to achieve further retention with these awards.

For Mr. Collier and Ms. Schiff, one-half of their 75,000 share bonus award is performance based and will vest after fiscal year 2010 if we achieves at least a 15% compounded annual growth rate in operating profit. One-half of their 75,000 share bonus award will vest after fiscal year 2010 if they continue to remain employed. Ms. Schiff also received a share bonus award of 50,000 shares which vest 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date.

For Mr. Widmann, one-half of his 100,000 share bonus award is performance based and will vest after fiscal year 2010 only if our Multek business unit achieves pre-determined performance goals. One-half of his 100,000 share bonus award will vest after fiscal year 2010 if he continues to remain employed.

For Mr. McNamara and Mr. Smach, one-half of Mr. McNamara’s share bonus award of 600,000 shares and one-half of Mr. Smach’s share bonus award of 300,000 shares provided for vesting annually over a four-year period if the company achieves annual EPS growth of at least 8%, provided that if any portion fails to vest, it may vest in a subsequent year on the basis of cumulative EPS growth. One-half of their awards provided for vesting annually over four years.

For purposes of determining achievement of performance targets for performance-based share bonus awards, the Committee uses non-GAAP measures on the basis discussed above.

Deferred Compensation

Each of the named executive officers participates in a deferred compensation plan or arrangement. These plans and arrangements are intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. Messrs. McNamara, Smach and Brathwaite participate in the company’s senior executive deferred compensation plan (referred to as the senior executive plan). Mr. Collier and Ms. Schiff participate in the company’s senior management deferred compensation plan (referred to as the senior management plan). Mr. Widmann participates in an individual deferral arrangement. As discussed below, we have made deferred long-term incentive bonuses so that a significant component of the named executive officers’ compensation serves a retentive purpose. In structuring the executive deferred compensation arrangements, the Committee also sought to provide an additional long-term savings plan for the executives in recognition that we do not otherwise provide these executives with a pension plan or any supplemental executive retirement benefits, other than the Multek pension plan in the case of Mr. Widmann.

Deferred Compensation for Messrs. McNamara, Smach and Brathwaite.  Under the senior executive plan, a participant may defer up to 80% of his or her salary and up to 100% of his or her cash bonuses. In addition, at the Committee’s discretion, awards for deferred long-term incentive bonuses may be awarded in return for services to be performed in the future. During fiscal year 2006, the Committee approved deferred bonuses for Mr. McNamara of $5,000,000, Mr. Smach of $3,000,000, and Mr. Brathwaite of $3,000,000. The deferred bonus (together with earnings) for Mr. McNamara vests as follows: (i) 10% vested on April 1, 2006; (ii) 15% vested on April 1, 2007; (iii) an additional 20% vested on April 1, 2008; (iv) an additional 25% will vest on April 1, 2009; and (v) an additional 30% will vest on April 1, 2010. The deferred bonus (together with earnings) for Mr. Smach originally was scheduled to vest as follows: (i) 10% vested on April 1, 2006; (ii) 15% vested on April 1, 2007; (iii) an additional 20% vested on April 1, 2008; (iv) an additional 25% will vest on April 1, 2009; and (v) an additional 30% will vest on April 1, 2010. As discussed below under “— Thomas J. Smach Separation Agreement”, $841,353 of Mr. Smach’s deferral account was accelerated to vest on June 30, 2008 and $1 million of his deferral account (together with earnings) will vest on December 31, 2009, subject to compliance with the terms of his separation agreement. The deferred bonus (together with earnings) for Mr. Brathwaite originally was scheduled to vest as follows: (i) 20% vested on April 1, 2006; (ii) 20% vested on April 1, 2007; and (iii) 20% will vest on each of April 1, 2008, 2009 and 2010. As discussed below under “— Nicholas E. Brathwaite Separation Agreement”, $1,671,708 of Mr. Brathwaite’s deferral account was accelerated to vest on June 30, 2008 and $700,000 of his deferral account (together with earnings) will vest on December 31, 2008, subject to compliance with the terms of his separation agreement. Any unvested portions of the deferred bonuses for Mr. McNamara will become 100% vested upon a change of control (as defined in the senior executive plan) if he is employed at that time or if his employment is terminated as a result of death or disability. Other than in cases of death or disability or a change of control, any unvested amounts will be forfeited if the executive’s employment is terminated, unless otherwise provided in a separation agreement. Mr. Smach also participates in the Dii Group deferred compensation plan. This plan had been established by the Dii Group, which was acquired by Flextronics in 2000. No further employer or employee contributions have been made under this plan.

Deferred Compensation for Mr. Collier and Ms. Schiff.  Under the senior management plan, a participant may receive a deferred contribution, which is subject to vesting requirements. Beginning with 2005, each of Mr. Collier and Ms. Schiff has received and may continue to receive a contribution equal to 30% of his or her base salary. In addition, during fiscal year 2006, the Committee approved a special discretionary deferred bonus for Mr. Collier of $400,000 and, during fiscal year 2007, the Committee approved a special discretionary deferred bonus for Ms. Schiff of $250,000. These contributions (together with earnings) for Mr. Collier and Ms. Schiff vest as follows: (i) one-third will vest on the first July 1st that occurs at least one year after the day that the sum of his or her age and years of service with the company equals or exceeds 60; (ii) one-third will vest one year after the first vesting date; and (iii) one-third will vest two years after the first vesting date. Any unvested portions of the deferral accounts of Mr. Collier and Ms. Schiff will become 100% vested if their employment is terminated as a result of death. In the event of a change of control (as defined in the senior management plan), a portion of the deferral account will vest, calculated as a percentage equal to the number of months since July 1, 2005 divided by 108, for Mr. Collier and 144, for Ms. Schiff. Other than in cases of death or a change of control, any unvested amounts will be forfeited if the executive’s employment is terminated, unless otherwise provided in a separation agreement. Any portion of their deferral accounts that remains unvested after a change of control shall continue to vest in accordance with the original vesting schedule.

Werner Widmann Deferred Compensation.  In fiscal years 2006 and 2007, Mr. Widmann was awarded aggregate deferred bonuses of $3,000,000 in return for services to be performed in the future. These deferred bonuses were credited to a brokerage account. The deferred bonuses (together with earnings) for

Mr. Widmann vest as follows: (i) 10% vested on July 1, 2007; (ii) an additional 15% vested on July 1, 2008; (iii) an additional 20% will vest on July 1, 2009; (iv) an additional 25% will vest on July 1, 2010; and (v) an additional 30% will vest on July 1, 2011, provided Mr. Widmann continues to be employed by the company. 100% of the deferred bonus will be paid to Mr. Widmann if his employment is terminated as a result of his death. In the event of a change of control of the company, any unvested deferred bonus will vest based on the percentage of his completed months of service with the company during the six-year period from July 1, 2005 through July 1, 2011.

For additional information about (i) executive contributions to the named executive officers’ deferral accounts, (ii) company contributions to the deferral accounts, (iii) earnings on the deferral accounts, and (iv) deferral account balances as of the end of fiscal year 2008, see the Nonqualified Deferred Compensation in Fiscal Year 2008 table beginning on page 47 of this proxy statement. The deferral accounts are unfunded and unsecured obligations of the company, receive no preferential standing, and are subject to the same risks as any of the company’s other general obligations.

Benefits

Executive Perquisites

Perquisites represent a small part of the overall compensation program for the named executive officers. In fiscal year 2008, we paid the premiums on life insurance or disability insurance for Messrs. McNamara and Smach, and reimbursed Messrs. McNamara, Smach and Brathwaite for taxes due upon vesting of a portion of their deferred bonuses. We also provide a vehicle allowance for Mr. Widmann. These benefits are quantified under the “All Other Compensation” column in the Summary Compensation Table for Fiscal Years 2007 and 2008.

401(k) Plan; Multek Pension Plan

Under our 401(k) Plan, all of our employees are eligible to receive matching contributions. The matching contribution for fiscal year 2008 was dollar for dollar on the first 3% of each participant’s pre-tax contributions, plus $0.50 for each dollar on the next 2% of each participant’s pre-tax contributions, subject to maximum limits under the Internal Revenue Code. We do not provide an excess 401(k) plan for our executive officers.

Mr. Widmann participates in the Multek pension plan. These benefits are described in the section entitled “Executive Compensation — Pension Benefits in Fiscal Year 2008” beginning on page 47 of this proxy statement. None of the other named executive officers participates in any pension plan.

Other Benefits

Executive officers are eligible to participate in all of the company’s employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law.

Termination and Change of Control Arrangements

The named executive officers are entitled to certain termination and change of control benefits under their deferred compensation plans and under certain of their stock options. These benefits are described and quantified under the section entitled “Executive Compensation — Potential Payments Upon Termination or Change of Control” beginning on page 48 of this proxy statement. As described in that section, if there is a change of control of the company, the entire unvested portion of the deferred compensation accounts of Mr. McNamara will accelerate, and a percentage of the unvested portion of Messrs. Widmann’s and Collier’s and Ms. Schiff’s deferred compensation accounts will accelerate based on their respective periods of service. The vesting of Messrs. Smach’s and Brathwaite’s deferral accounts are governed by their separation agreement, which are discussed in the sections entitled “— Thomas J. Smach Separation Agreement” and “— Nicholas E. Brathwaite Separation Agreement” below. Certain of Mr. McNamara’s options are subject to acceleration if there is a change of control and his employment is terminated or his duties are substantially changed. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that might offer greater security absent these arrangements. In addition, these arrangements serve to assure the retention of key executives in order to successfully execute a change of control transaction. To this end, the acceleration of vesting of options only occurs if the executive remains with the company through the change of control and is terminated or his duties are substantially changed, commonly referred to as a “double trigger.” The Committee determined that a single trigger for acceleration of the executives’ deferred compensation accounts was appropriate in order to provide certainty of vesting for benefits that represent the executives’ primary source of retirement benefits.

Thomas J. Smach Separation Agreement

Thomas J. Smath terminated his employment effective June 30, 2008. Under the terms of Mr. Smach’s separation agreement, Mr. Smach received (i) his quarterly bonus for the first fiscal quarter of fiscal 2009, without reduction of the 50% annual holdback, but will not be eligible for any additional annual or long-term cash incentive bonuses; and (ii) a severance payment of $700,000, which amount was grossed up for income taxes. In addition, the vesting of $841,353 of Mr. Smach’s deferred compensation account was accelerated to vest on June 30, 2008, and the remaining unvested balance of $1 million of the deferral account (together with earnings) will vest on December 31, 2009, subject to Mr. Smach’s compliance with certain non-solicitation and non-competition covenants. The separation agreement also provided for accelerated vesting of an aggregate of 216,666 shares (and the cancellation of 75,000 shares) subject to share bonus awards granted in 2006 and 2007, and extends the exercisability of an aggregate of 670,000 options until December 31, 2008. Mr. Smach also will receive continued health coverage in accordance with the terms of his senior executive severance agreement with The Dii Group, which was acquired by the Company in 2000.

Nicholas E. Brathwaite Separation Agreement

Nicholas E. Brathwaite, an additional named executive officer, terminated his employment effective December 31, 2007. Pursuant to Mr. Brathwaite’s separation agreement, entered into effective May 1, 2007, Mr. Brathwaite continued as an employee until December 31, 2007. In addition to continuation of salary, eligibility for performance-based bonuses, and continuation of benefits through December 31, 2007, the vesting of $1,440,878 of his deferral account was accelerated to vest on June 30, 2008; the remaining $700,000 of the deferral account (together with earnings) will vest on December 31, 2008, subject to compliance with certain non-solicitation and non-competition covenants. In addition, Mr. Brathwaite received a severance payment of $1,178,554, and his quarterly bonus awards without the annual holdback. The separation agreement also provided for accelerated vesting of an aggregate of 233,332 shares subject to share bonus awards granted in 2006.

EXECUTIVE COMPENSATION

The following table sets forth the fiscal year 2007 and 2008 compensation for:

•	our chief executive officer;

•	our chief financial officer;

•	the three other most highly compensated executive officers serving as executive officers at the end of the 2008 fiscal year; and

•	one individual who would have been one of the three other most highly compensated executive officers but for the fact that the individual was not serving as an executive officer at the end of the 2008 fiscal year.

The executive officers included in the Summary Compensation Table for Fiscal Years 2007 and 2008 are referred to in this proxy statement as our named executive officers. A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the section entitled “Compensation Discussion and Analysis” beginning on page 28 of this proxy statement. Additional information about these plans and programs is included in the additional tables and discussions which follow the Summary Compensation Table for Fiscal Years 2007 and 2008.

Summary Compensation Table for Fiscal Years 2007 and 2008

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)	($)

Michael M. McNamara	2008	$1,250,000	$1,000,000	$2,388,437	$1,514,541	$3,750,000	$—	$23,522 (7)	$9,926,500
Chief Executive Officer	2007	$1,000,000	$750,000	$—	$2,347,360	$3,000,000	$144,444	$365,304	$7,607,108
Thomas J. Smach	2008	$700,000	$600,000	$1,194,221	$1,362,357	$1,400,000	$—	$16,754 (8)	$5,273,332
Chief Financial Officer	2007	$650,000	$450,000	$—	$1,390,831	$1,300,000	$111,714	$246,137	$4,148,682
Werner Widmann (9)	2008	$464,753	$343,529	$562,270	$216,743	$487,345	$124,816	$183,593 (10)	$2,383,049
President, Multek	2007	$412,977	$125,000	$291,906	$326,789	$502,247	$126,730	$132,295	$1,917,944
Christopher Collier	2008	$375,000	$—	$507,175	$180,958	$789,062	$—	$122,250 (11)	$1,974,445
Senior Vice President, Finance	2007	$360,000	$125,000	$375,361	$217,678	$540,000	$60,851	$41,234	$1,720,124
Carrie L. Schiff	2008	$350,000	$—	$474,160	$39,260	$753,125	$—	$114,500 (12)	$1,731,045
Senior Vice President, General Counsel	2007	$300,000	$125,000	$121,534	$53,063	$469,294	$46,412	$26,713	$1,142,016
Nicholas E. Brathwaite (13)	2008	$487,500	$—	$396,602	$609,152	$975,000	$—	$1,221,306 (14)	$3,689,560
Chief Technology Officer	2007	$650,000	$600,000	$324,398	$836,180	$856,376	$92,089	$169,791	$3,528,834

(1)	Messrs. Smach, and Brathwaite deferred a portion of their salaries under our senior executive deferred compensation plan, which amounts for fiscal year 2008 are included in the Nonqualified Deferred Compensation in Fiscal Year 2008 table on page 48 of this proxy statement. Messrs. McNamara, Smach, Collier and Brathwaite and Ms. Schiff also contributed a portion of their salaries to their 401(k) savings plan accounts. All amounts deferred are included under this column.

(2)	For Messrs. McNamara, Smach, and Brathwaite, this column shows the portions of such named executive officers’ deferred long-term bonuses which vested on April 1, 2008 and 2007. For Mr. Widmann, the amount shown for 2008 represents the portion of Mr. Widmann’s deferred long-term bonus, which vested during fiscal year 2008. For additional information about the deferred long-term bonuses and deferred compensation, see the sections entitled “Compensation Discussion and Analysis – Fiscal Year 2008 Executive Compensation Components – Deferred Compensation” beginning on page 36 of this proxy statement and the discussion under the section entitled “Nonqualified Deferred Compensation in Fiscal Year 2008” beginning on page 47 of this proxy statement.

(3)	Stock awards consist of service-vested and performance-based share bonus awards. The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the compensation cost recognized by us in fiscal years 2008 and 2007 for financial statement reporting purposes in accordance with SFAS 123(R) for share bonus awards granted in and prior to fiscal years 2008 and 2007. The amounts in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. For share bonus awards, fair value is the closing price of our ordinary shares on the date of grant. The full grant-date fair value of share bonus awards granted in fiscal year 2008 is reflected in the Grants of Plan-Based Awards in 2008 table on page 42 of this proxy statement. For information regarding the assumptions made in calculating the amounts reflected in this column, see the section entitled “Stock-Based Compensation” under Note 2 to our audited consolidated financial statements for the fiscal year ended March 31, 2008, included in our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2008.

(4)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the compensation cost recognized by us in fiscal years 2008 and 2007 for financial statement reporting purposes in accordance with SFAS 123(R) for stock options granted prior to fiscal year 2008. There were no option grants to the named executive officers in fiscal year 2008. The amounts in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. For information regarding the assumptions made in calculating the amounts reflected in this column for grants made in fiscal years 2007 and 2006, see the section entitled “Stock-Based Compensation” under Note 2 to our audited consolidated financial statements for the fiscal year ended March 31, 2008, included in our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2008. For information regarding the assumptions made in calculating the amounts reflected in this column for grants made prior to fiscal year 2006, see the section entitled “Accounting for Stock-Based Compensation” under Note 2 to our audited consolidated financial statements for the respective fiscal years included in our Annual Report on Form 10-K for those respective fiscal years. In connection with his resignation, Mr. Brathwaite forfeited 379,167 stock options, which were originally granted on April 17, 2006. The forfeiture of these options did not result in the reversal of any amounts previously expensed by the company.

(5)	The amounts in this column represent quarterly and annual incentive cash bonuses based on fiscal year 2008 and 2007 performance. The amounts also include special fiscal year 2008 performance bonuses in the amount of $250,000, paid to each of Messrs. Widmann and Collier and Ms. Schiff. Refer to section entitled “Compensation Discussion and Analysis– Fiscal Year 2008 Executive Compensation Components – Annual Incentive Bonus Plan.” The amount shown for Mr. Brathwaite for fiscal year 2008 represents quarterly incentive bonuses for the first three fiscal quarters of 2008 without the 50% annual holdback. Messrs. McNamara, Smach and Brathwaite deferred a portion of their quarterly and annual incentive bonuses under our senior executive deferred compensation plan, which amounts for fiscal year 2008 are included in the Nonqualified Deferred Compensation in Fiscal Year 2008 table on page 48 of this proxy statement. All amounts deferred are included under this column.

(6)	The amounts in this column represent, in the case of Mr. Widmann, the sum of (A) the increase in the actuarial present value of his accrued pension benefits and (B) above-market earnings on his nonqualified deferred compensation account in fiscal years 2008 and 2007. In the cases of Messrs. McNamara, Smach, Collier and Brathwaite and Ms. Schiff, the amounts in this column represent above-market earnings on their nonqualified deferred compensation accounts in fiscal year 2007. Additionally, in the case of Mr. Smach, the amounts do not include above market earnings of $406,721 and $262,767 for fiscal years 2008 and 2007, respectively, on his account under the Dii Group deferred compensation plan (which had been established by the Dii Group, which was acquired by us in 2000; no further employer or employee contributions have been made under this plan). As discussed under the section entitled “Pension Benefits in Fiscal Year 2008” beginning on page 47 of this proxy statement, Mr. Widmann participates in the Multek Multilayer Technology GmbH & Co. KG Pension Plan. During fiscal years 2008 and 2007, the actuarial present value of Mr. Widmann’s pension benefits increased by $28,564 and $21,281, respectively. None of the other named executive officers participate in any defined benefit or pension plans. The Pension Benefits in Fiscal Year 2008 table on page 47 of this proxy statement includes the assumptions used to calculate the increase in the actuarial present value of pension benefits. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and earnings credited to the named executive officers’ deferred compensation accounts. See the Nonqualified Deferred Compensation in Fiscal Year 2008 table on page 48 of this proxy statement for additional information.

(7)	For fiscal year 2008, this amount represents the sum of (A) company matching contributions to Mr. McNamara’s 401(k) saving plan account of $10,700, (B) life insurance premium payments of $564, and (C) $12,258 for the reimbursement of taxes with respect to taxes due on Mr. McNamara’s vested deferred compensation amounts for the 2008 fiscal year.

(8)	For fiscal year 2008, this amount represents the sum of (A) company matching contributions to Mr. Smach’s 401(k) saving plan account of $9,375 and (B) $7,379 for the reimbursement of taxes with respect to taxes due on Mr. Smach’s vested deferred compensation amounts for the 2008 fiscal year.

(9)	All compensation paid to and benefits for Mr. Widmann, other than stock awards and option awards, were paid in Euros. For fiscal years 2008 and 2007, Mr. Widmann’s base salary in Euros was €312,000. The amounts have been converted into dollars based on the prevailing exchange rates at the end of the 2008 and 2007 fiscal years, respectively.

(10)	For fiscal year 2008, this amount represents the sum of (A) a vehicle allowance in the amount of $23,052 and (B) $160,541 representing earnings on the unvested portion of Mr. Widmann’s deferred compensation account.

(11)	For fiscal year 2008, this amount represents company matching contributions to Mr. Collier’s 401(k) saving plan account of $9,750. Amount also includes a company contribution of $112,500 to Mr. Collier’s account under the senior management deferred compensation plan, which amount was unvested.

(12)	For fiscal year 2008, this amount represents company matching contributions to Ms. Schiff’s 401(k) saving plan account of $9,500. Amount also includes a company contribution of $105,000 to Ms. Schiff’s account under the senior management deferred compensation plan, which amount was unvested.

(13)	Mr. Brathwaite ceased to be an executive officer of our company effective May 1, 2007 and ceased to be employed by us effective December 31, 2007.

(14)	For fiscal year 2008, this amount represents the sum of (A) company matching contributions to Mr. Brathwaite’s 401(k) saving plan account of $4,125, (B) $38,627 for the reimbursement of taxes with respect to taxes due on Mr. Brathwaite’s vested deferred compensation amounts for the 2008 fiscal year, and (C) a severance payment in the amount of $1,178,554. This amount does not include $1.8 million representing the acceleration of a previously-awarded deferred bonus, plus accumulated earnings of $320,377 as of June 30, 2008. See the Potential Payments upon Termination or Change of Control on page 48 of this proxy.

Grants of Plan-Based Awards in Fiscal Year 2008

The following table presents information about equity and non-equity awards we granted in our 2008 fiscal year to our named executive officers. The awards included in this table consist of:

•	awards under our annual incentive cash bonus program;

•	awards under our special 2008 incentive cash bonus plan;

•	awards under our three-year cash incentive bonus plan;

•	performance-based share bonus awards; and

•	service-based share bonus awards.

The Company did not grant any stock options to our named executive officers in fiscal year 2008.

		Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards
								Estimated Future
								Payouts	All Other	Grant-Date
								Under Equity	Stock Awards:	Fair Value
								Incentive	Number of	of Stock
								Plan Awards	Shares of Stock	and Option
	Grant	Threshold		Target		Maximum		Target	or Units	Awards
Name	Date	($)		($)		($)		(#) (1)	(#) (2)	($) (3)
Michael M. McNamara	—	$468,750	(4)	$1,875,000	(4)	$3,750,000	(4)	—	—	$—
	05/01/2007	$—		$—		$—		300,000	—	3,381,000
	05/01/2007	$—		$—		$—		—	300,000	3,381,000
Thomas J. Smach	—	$175,000	(4)	$700,000	(4)	$1,400,000	(4)	—	—	—
	05/01/2007	$—		$—		$—		150,000	—	1,690,500
	05/01/2007	$—		$—		$—		—	150,000	1,690,500
Werner Widmann	—	$101,694	(4)	$261,424	(4)	$697,130	(4)	—	—	—
	—	$—		$187,500	(5)	$250,000	(5)	—	—	—
	05/01/2007	$—		$—		$—		50,000	—	563,500
	05/01/2007	$—		$—		$—		—	50,000	563,500
Christopher Collier	—	$70,359	(4)	$234,375	(4)	$562,500	(4)	—	—	—
	—	$—		$187,500	(5)	$250,000	(5)	—	—	—
	05/01/2007	$—		$—		$—		37,500	—	422,625
	05/01/2007	$—		$—		$—		—	37,500	422,625
Carrie L. Schiff	—	$—		$750,000	(6)	$1,000,000	(6)	—	—	—
	—	$65,669	(4)	$218,750	(4)	$525,000	(4)	—	—	—
	—	$—		$187,500	(5)	$250,000	(5)	—	—	—
	05/01/2007	—		—		$—		—	50,000	563,500
	05/01/2007	$—		$—		$—		37,500	—	422,625
	05/01/2007	$—		$—		$—		—	37,500	422,625
Nicholas E. Brathwaite	—	$175,000	(4)	$700,000	(4)	$1,400,000	(4)	—	—	—
	05/01/2007	$—		$—		$—		—	—	—
	05/01/2007	$—		$—		$—		—	—	—

(1)	This column reflects the aggregate target payouts for performance-based share bonus awards granted in fiscal year 2008 under our 2001 Equity Incentive Plan. The performance-based share bonus awards for Messrs. McNamera and Smach vest annually over four years only if the company achieves pre-determined year-over-year adjusted EPS growth rates, provided that if one or more of the annual adjusted EPS growth targets is not met, the unvested portion may be recouped if the subsequent period’s cumulative target is met. The performance-based share bonus awards for Messrs. Widmann and Collier and Ms. Schiff cliff vest after three years only if we achieve pre-determined year-over-year compounded annual growth rates in our non-GAAP operating profit as disseminated in our annual and quarterly announcements. There is no threshold or maximum payout. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2008 Executive Compensation Components — Stock-Based Compensation” beginning on page 35 of this proxy statement.

(2)	This column shows the number of service-based share bonus awards granted in fiscal year 2008 under our 2001 Equity Incentive Plan. For Messrs. McNamera and Smach, the share bonus awards vest in equal annual installments over four years commencing on May 1, 2008, provided that the executive continues to remain employed on the vesting date. For Messrs. Widmann and Collier, the share bonus awards cliff vest on May 1, 2010, provided that the executives continue to remain employed on the vesting date. For Ms. Schiff’s awards, 37,500 shares cliff vest on May 1, 2010, and 50,000 shares vest in equal annual installments over five years commencing on May 1, 2008, provided that Ms. Schiff continues to remain employed on the vesting date. For additional information, see the section entitled “Compensation Discussion and Analysis – Fiscal Year 2008 Executive Compensation Components – Stock-Based Compensation” beginning on page 35 of this proxy statement.

(3)	This column shows the grant-date fair value of share bonus awards and stock options under SFAS 123(R) granted to our named executive officers in fiscal year 2008. The grant-date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule. For share bonus awards, fair value is the closing price of our ordinary shares on the grant date, which was $11.27. The fair values shown for stock awards are accounted for in accordance with SFAS 123(R). For additional information on the valuation assumptions, see the section entitled “Stock-Based Compensation” under Note 2 of our audited consolidated financial statements for the fiscal year ended March 31, 2008, included in our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2008. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)	These amounts show the range of payouts under our annual incentive cash bonus program for fiscal year 2008. Amounts actually earned in fiscal year 2008 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table for Fiscal Years 2007 and 2008. For additional information, see the section entitled “Compensation Discussion and Analysis – Fiscal Year 2008 Executive Compensation Components – Annual Incentive Bonus Plan” beginning on page 31 of this proxy statement. On October 1, 2007, Mr. Brathwaite entered into a separation agreement with the company terminating his employment on December 31, 2007. Under the terms of the separation agreement, Mr. Brathwaite received his quarterly incentive bonuses for the first three fiscal quarters of 2008 without the 50% annual holdback.

(5)	These amounts are the potential payouts under our special 2008 incentive cash bonus plan for Messrs. Widmann and Collier, and Ms. Schiff. Based on fiscal year 2008 results, Messrs. Widmann and Collier and Ms. Schiff received the maximum bonus of $250,000. For additional information, see the section entitled “Compensation Discussion and Analysis – Fiscal Year 2008 Executive Compensation Components – Annual Incentive Bonus Plan” beginning on page 31 of this proxy statement.

(6)	These amounts are the potential payouts under our three-year cash incentive bonus plan. Target or maximum payouts only will be made if we achieve pre-determined three-year compounded annual revenue and EPS growth rates for the three years ending in fiscal year 2009. There is no threshold payout under this plan. For additional information, see the section entitled “Compensation Discussion and Analysis – Fiscal Year 2008 Executive Compensation Components – Long-Term Incentive Program – Three-Year Performance Plan” beginning on page 35 of this proxy statement.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table presents information about outstanding options and stock awards held by our named executive officers as of March 31, 2008. The table shows information about:

•	stock options,

•	service-based share bonus awards, and

•	performance-based share bonus awards.

The market value of the stock awards is based on the closing price of our ordinary shares as of March 31, 2008, which was $9.39. Market values shown assume all performance criteria are met and the maximum value is paid. For additional information, see the section entitled “Compensation Discussion and Analysis – Fiscal Year 2008 Executive Compensation Components – Stock-Based Compensation” beginning on page 35 of this proxy statement.

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity Incentive	Plan Awards:
										Plan Awards:	Market or
									Market	Number of	Payout Value
	Number of	Number of					Number of		Value of	Unearned	of Unearned
	Securities	Securities					Shares or		Shares or	Shares, Units	Shares, Units
	Underlying	Underlying					Units of		Units of	or Other	or Other
	Unexercised	Unexercised		Option			Stock That		Stock That	Rights That	Rights That
	Options	Options		Exercise		Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)		Price		Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable		($)		Date	(#)		($)	(#)(1)	($)
Michael M. McNamara	150,000	—		$13.98		09/21/2011	—		—	—	—
	2,000,000	—		7.90		07/01/2012	—		—	—	—
	600,000	—		8.84		09/03/2012	—		—	—	—
	179,167	20,833	(2)	11.53		08/23/2014	—		—	—	—
	3,000,000	—		12.37		05/13/2015	—		—	—	—
	335,417	364,583	(3)	11.23		04/17/2016	—		—	—	—
	—	—		—		—	366,666	(4)	$3,442,994	366,666	$3,442,994
Thomas J. Smach	100,000	—		$13.98		09/21/2011	—		—	—	—
	420,000	—		7.90		07/01/2012	—		—	—	—
	250,000	—		7.90		07/01/2012	—		—	—	—
	447,917	52,083	(5)	11.53		08/23/2014	—		—	—	—
	500,000			12.37		05/13/2015	—		—	—	—
	191,667	208,333	(6)	11.23		04/17/2016	—		—	—	—
	—	—		—		—	216,666	(7)	$2,034,494	216,666	2,034,494
Werner Widmann	3,000	—		$5.87	#	10/08/2012	—		—	—	—
	90,000	—		10.34		07/01/2013	—		—	—	—
	10,000	—		16.57		01/09/2014	—		—	—	—
	50,000	—		13.18		09/28/2014	—		—	—	—
	85,417	14,583	(8)	12.05		10/29/2014	—		—	—	—
	—	—		—		—	90,000	(9)	$845,100	90,000	$845,100
Christopher Collier	15,000	—		$3.19		10/08/2008	—		—	—	—
	96,600	—		15.12		11/11/2009	—		—	—	—
	9,707	—		15.90		10/01/2011	—		—	—	—
	110,000	—		5.96		07/02/2012	—		—	—	—
	40,000	—		10.67		08/08/2013	—		—	—	—
	70,000	—		16.57		01/09/2014	—		—	—	—
	50,000	—		17.37		04/01/2014	—		—	—	—
	50,000	—		13.18		09/28/2014	—		—	—	—
	85,417	14,583	(10)	12.05		10/29/2014	—		—	—	—
	293			15.90		10/01/2011
	—	—		—		—	77,500	(11)	$727,725	77,500	$727,725
Carrie L. Schiff	16,250	—		$13.98		09/21/2011	—		—	—	—
	4,167	—		5.88		07/01/2012	—		—	—	—
	10,000	—		10.34		07/01/2013	—		—	—	—
	75,000	—		16.57		01/09/2014	—		—	—	—
	15,000	—		13.18		09/28/2014	—		—	—	—
	3,750	—		13.98		09/21/2011	—		—	—	—
	28,333	11,667	(12)	11.10		05/02/2015	—		—	—	—
	—	—		—		—	127,500	(13)	$1,197,225	37,500	$352,125
Nicholas E. Brathwaite	83,333	—		$13.98		09/21/2011	—		—	—	—
	3,145	—		15.90		10/01/2011	—		—	—	—
	87,420	—		15.90		10/01/2011	—		—	—	—
	500,000	—		13.18		09/28/2014	—		—	—	—
	2,359	—		15.90		10/01/2011	—		—	—	—
	250,000	—		17.50		01/22/2014	—		—	—	—

(1)	This column shows performance-based share bonus awards that vest annually over three, four or five years if we achieve pre-determined year-over-year adjusted EPS growth rates or adjusted operating profit growth rates, provided that if one or more of the annual adjusted EPS growth targets or adjusted operating profit targets is not met, the unvested portion may be recouped if the subsequent period’s cumulative target is met. Awards for Messrs. McNamara and Smach vest over three years or four years, subject to achievement of the performance conditions, awards for Mr. Widmann vest over terms of five years or cliff vest after three years, subject to achievement of performance conditions, and awards for Ms. Schiff and Mr. Collier cliff vest after three years, subject to achievement of performance conditions.

(2)	These stock options vest monthly from April 23, 2008 through August 23, 2008.

(3)	These stock options vest monthly from April 17, 2008 through April 17, 2010.

(4)	33,333 shares vested on April 17, 2008; 75,000 shares vested on May 1, 2008; 33,333 shares will vest on April 17, 2009; and 75,000 shares will vest annually on May 1, 2009, 2010 and 2011.

(5)	These stock options vest monthly from April 23, 2008 through August 23, 2008.

(6)	These stock options vest monthly from April 17, 2008 through April 17, 2010.

(7)	33,333 shares vested on April 17, 2008; 37,500 shares vested on May 1, 2008; 33,333 shares will vest on April 17, 2009; and 37,500 shares will vest annually on May 1, 2009, 2010 and 2011.

(8)	These stock options vest monthly from April 29, 2008 through October 29, 2008.

(9)	10,000 shares vested on April 17, 2008; 10,000 shares will vest on each of April 17, 2009, 2010 and 2011, and 50,000 shares will vest on May 1, 2010.

(10)	These stock options vest monthly from April 29, 2008 through October 29, 2008.

(11)	10,000 shares vested on April 3, 2008; and 10,000 shares will vest on each of April 3, 2009, 2010 and 2011. Additionally, 37,500 shares will cliff vest on May 1, 2010.

(12)	These stock options vest monthly from May 2, 2008 through May 2, 2009.

(13)	10,000 shares vested on April 13, 2008; 10,000 shares vested on May 1, 2008; and 10,000 shares will vest on each of April 13, 2009, 2010 and 2011 and May 1, 2009, 2010, 2011 and 2012. Additionally, 37,500 shares will cliff vest on May 1, 2010.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table presents information, for each of our named executive officers, on (1) stock option exercises during fiscal year 2008, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards in the form of share bonus awards during fiscal year 2008 and the value realized, in each case before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Michael M. McNamara	—	$—	66,668	$756,682
Thomas J. Smach	—	$—	66,668	$756,682
Werner Widmann	—	$—	20,000	$227,000
Christopher Collier	10,000	$54,200	26,000	$283,800
Carrie L. Schiff	—	$—	13,000	$143,000
Nicolas E. Braithwaite	99,375	$397,760	350,000	$4,114,832

Pension Benefits in Fiscal Year 2008

The following table sets forth information on the pension benefits for Mr. Widmann. No other named executive officer participated in a pension plan during fiscal year 2008.

The Multek Multilayer Technology GmbH & Co. KG Pension Plan, or the Multek Plan, is a funded and tax qualified retirement program that covers, as of March 31, 2008, 507 current employees, 90 former employees with vested benefits and 22 retirees. The Multek Plan provides benefits based primarily on a formula that takes into account Mr. Widmann’s base salary for each fiscal year and equals 1.5% of his base salary up to a German parliament-prescribed limit applicable to German defined benefit plans (€63,600 for 2008), and 4.5% of his base salary over this limit.

Employees of Multek Germany are eligible to participate in the Multek Plan after completion of one year of service with Multek. The accumulated benefit an employee earns over his or her career with Multek is payable monthly beginning after retirement or upon disability if earlier. The normal retirement age as defined in the Multek Plan is 62. If an employee retires before the normal retirement age, his or her benefits will be reduced by 0.5% per month. Employees vest in their benefits after five years of continuous service.

No pension benefits were paid to Mr. Widmann in the last fiscal year.

The amount reported in the table below equals the present value of the accumulated benefit as of March 31, 2008 for Mr. Widmann under the Multek Plan based upon the assumptions described in note 2 below.

Present Value of
		Number of Years	Accumulated
		Credited Service	Benefit
Name	Plan Name	(#)	($)

Werner Widmann	Multek Multilayer Technology GmbH & Co. KG Pension Plan	4.5 (1)	$98,820 (2)

(1)	Mr. Widmann’s number of years of credited service under the Multek Plan is 4.5 years, which differs from his actual years of service with us of 5.5 years, as a result of the eligibility requirements that an employee needs to complete one year of service with Multek before being eligible to participate in the Multek Plan.

(2)	The accumulated benefit is based on Mr. Widmann’s service and base salary through March 31, 2008. The present value assumes a discount rate of 5.5% and has been calculated assuming Mr. Widmann will remain in service until age 62, the age at which retirement may occur without any reduction in benefits. As Mr. Widmann has not met the five-year vesting requirement, his accumulated benefit remains unvested as of March 31, 2008.

Nonqualified Deferred Compensation in Fiscal Year 2008

Each of our named executive officers participates in a deferred compensation plan or arrangement. Messrs. McNamara, Smach, and Brathwaite participate in our Senior Executive Deferred Compensation Plan, which we refer to as the senior executive plan. Mr. Collier and Ms. Schiff participate in the company’s senior management deferred compensation plan (referred to as the senior management plan), and Mr. Widmann participates in an individual arrangement. Under these plans, we have granted long-term deferred bonuses, which are subject to vesting requirements. In addition, the senior executive plan allows the participants to defer up to 80% of his or her base salary and up to 100% of his or her cash bonuses. Deferred balances under the senior executive plan are deemed to be invested in hypothetical investments selected by the participant’s investment manager. Deferred balances under the senior management plan are deemed to be invested in hypothetical investments selected by the participant or the participant’s investment manager. Under Mr. Widmann’s arrangement, his account balance is invested as directed by his investment manager. Participants in the senior executive plan may receive their vested deferred compensation balances upon termination of employment either through a lump sum payment or in installments over a period of up to 10 years. Participants in the senior management plan will receive their vested deferred compensation balances upon termination of employment through a lump sum payment on the later of January 15 of the year following termination and six months following termination. Under Mr. Widmann’s arrangement, his entire vested account balance amount is distributed following termination of employment. The deferred account balances of the named executive officers are unfunded and unsecured obligations of the company, receive no preferential standing, and are subject to the same risks as any of our other general obligations. For more information on these plans and arrangements, including the vesting terms, see the section entitled “Compensation Discussion and Analysis – Fiscal Year 2008 Executive Compensation Components – Deferred Compensation” beginning on page 36 of this proxy statement.

The following table presents information for fiscal year 2008 about: (i) executive contributions to the named executive officers’ deferral accounts, (ii) company contributions to the deferral accounts, (iii) earnings on the deferral accounts, and (iv) deferral account balances as of the end of the fiscal year. No withdrawals or distributions were made in fiscal year 2008.

	Executive	Flextronics	Aggregate		Aggregate
	Contributions	Contributions	Earnings		Balance
	in Last	in Last	in Last		at Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year		Year-End
Name	($) (1)	($) (2)	($) (3)		($) (4)

Michael M. McNamara	$2,304,688	$—	$(144,259)		$8,221,644
Thomas J. Smach	$723,015	$—	$(42,079)	(5)	$4,331,649 (5)
Werner Widmann	$—	$—	$265,990		$3,435,293
Christopher Collier	$—	$112,500	$(9,853)		$840,248
Carrie L. Schiff	$—	$105,000	$2,161		$605,367
Nicholas E. Brathwaite	$358,177	$—	$(2,909)		$3,869,689

(1)	Reflects participation by the named executive officers to defer a portion of their salary and bonus earned in the 2008 fiscal year. These amounts are included in the Summary Compensation Table under the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)	These amounts represent contributions under the senior management plan during fiscal year 2008. These amounts are included under the “All Other Compensation” column in the Summary Compensation Table. Neither Ms. Schiff nor Mr. Collier were vested under this plan as of March 31, 2008.

(3)	Reflects earnings for each named executive officer. The above-market portion of these earnings is included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table.

(4)	The amounts in this column include the following unvested balances for the named executive officers: Michael M. McNamara – $3,247,083; Thomas J. Smach – $2,007,130; Werner Widmann – $3,091,764; Christopher Collier – $840,248; Carrie L. Schiff – $605,367; and Nicholas E. Brathwaite – $2,257,719. The amounts in this column have previously been reported in the Summary Compensation Table for this and prior fiscal years, except for the following amounts: Michael M. McNamara – $29,506; Thomas J. Smach – $45,836; Werner Widmann – $2,097,785; Christopher Collier – 628,663; Carrie L. Schiff – $436,102; and Nicholas E. Brathwaite – $147,673.

(5)	Does not include earnings of $579,759 on Mr. Smach’s account under the Dii Group deferred compensation plan (which had been established by the Dii Group, which was acquired by Flextronics in 2000; no further employer or employee contributions have been made under this plan). Also does not include the aggregate balance of this account of $6,325,582.

Potential Payments Upon Termination or Change of Control

As described in the section entitled “Compensation Discussion and Analysis” beginning on page 28 of this proxy statement, other than Mr. Brathwaite’s and Mr. Smach’s separation agreements, our named executive officers do not have employment or severance agreements with us. However, our named executive officers are entitled to certain termination and change of control benefits under each executive’s deferred compensation plan and under certain stock options. These benefits, including the benefits that would have been provided to Mr. Smach prior to his resignation, along with the termination benefits provided or to be provided to each of Mr. Brathwaite and Mr. Smach pursuant to his respective separation agreement, are described below and quantified in the table below.

Acceleration of Vesting of Deferred Compensation

•	if the employment of Mr. McNamara is terminated as a result of his death or disability, or the employment of Messrs. Collier or Widmann or Ms. Schiff is terminated as a result of his or her death, the entire unvested portion of the executive’s deferred compensation account will vest;

•	if the employment of Mr. Smach had been terminated as a result of his death or disability, or if there was a change of control (as defined in the senior executive plan) prior to his retirement, the entire unvested portion of his deferred compensation account would have vested;

•	if there is a change of control (as defined in the senior executive plan), the entire unvested portion of the deferred compensation account of Mr. McNamara will vest;

•	if there is a change of control (as defined in Mr. Widmann’s award agreement), a percentage of the unvested portion of the deferral account for Mr. Widmann will vest based on the executive’s completed months of service with the company during the six-year period from July 1, 2005 through July 1, 2011; and

•	if there is a change of control (as defined in the senior management plan), a percentage of the unvested portion of the deferral account of each of Ms. Schiff and Mr. Collier will vest based on the executive’s completed months of service with the company during the twelve-year period from July 1, 2005 through July 1, 2017.

Acceleration of Vesting of Equity Awards

Certain option grants to our named executive officers include change of control acceleration provisions, as follows: 364,583 of Mr. McNamara’s unvested options and 208,333 of Mr. Smach’s unvested options provide that if the executive officer is terminated or the executive’s duties are substantially reduced or changed during the 18-month period following a change of control of the company, the vesting of any unvested portion of the option will accelerate.

Nicholas E. Brathwaite Separation Agreement

On October 1, 2007, Nicholas Brathwaite, a named executive officer, retired as our Chief Technology Officer. Pursuant to his separation agreement, Mr. Brathwaite continued as an employee of the company until December 31, 2007. In addition to continuation of salary, eligibility for performance-based bonuses, and continuation of benefits through December 31, 2007, we accelerated the vesting of his previously-awarded deferred bonus in the amount of $1.8 million, plus accumulated earnings of approximately $320,377 as of June 30, 2008, subject to a $700,000 holdback and compliance with certain non-solicitation, non-disclosure and non-disparagement obligations, as described in the table below. We also agreed that his annual incentive bonus payments for the September and December quarters would not be subject to the normal 50% holdback and that the amount held back from his bonus payment for the quarter ended in June 2007 would be paid on or about November 15, 2007. In addition, as consideration for a general release from claims and for his non-solicitation obligations, we accelerated the vesting of 233,332 unvested shares previously granted pursuant to share bonus awards. Mr. Brathwaite also received a severance payment of $1,178,554.

Thomas J. Smach Separation Agreement

Effective on June 30, 2008, Thomas Smach retired as our Chief Financial Officer. Pursuant to his separation agreement and in consideration for a general release from claims, we agreed to pay Mr. Smach a severance payment equal to $700,000, which amount was grossed-up to reimburse Mr. Smach for income taxes. In addition, we accelerated the unvested portion of Mr. Smach’s deferred compensation account, subject to a $1,000,000 holdback and compliance with certain non-solicitation obligations, as described in the table below. We also agreed that Mr. Smach’s bonus payment for the quarter ended on June 30, 2008 would not be subject to the normal 50% holdback and that Mr. Smach would not be eligible for any future bonuses. In further consideration for the non-solicitation obligations as well as non-disclosure and non-disparagement agreements, we accelerated the vesting of 216,666 unvested shares previously granted pursuant to share bonus awards and extended the exercisability of an aggregate of 670,000 options until December 31, 2008. The waiver provides that Mr. Smach may continue to exercise such options until December 31, 2008. Pursuant to Mr. Smach’s senior executive severance agreement with the Dii Group, which we acquired in 2000, Mr. Smach will continue to be entitled to health coverage for himself and his eligible dependents until he reaches the age of 65. The company will also make any gross-up payments necessary to reimburse Mr. Smach for any tax liability resulting from the benefits provided under the Dii Group senior executive severance agreement. Mr. Smach’s health benefits will be reduced to the extent he receives comparable benefits from another employer.

Potential Payments Upon Termination or Change of Control
as of March 31, 2008

The following table shows the estimated payments and benefits that would be provided to each named executive officer (other than Mr. Brathwaite) as a result of the accelerated vesting of deferred compensation in the cases of death, disability or a change of control. The following table also shows the severance payment made to Mr. Brathwaite and the following benefits provided to Mr. Brathwaite under his separation agreement:

•	the accelerated vesting of his deferred compensation account and share bonus awards; and

•	the accelerated payment of amounts held back or which otherwise would have been held back in fiscal year 2008 in connection with our annual incentive bonus plan.

In addition, the table shows the following benefits provided to Mr. Smach under his separation agreement:

•	a severance payment;

•	the accelerated vesting of his deferred compensation account and share bonus awards;

•	the accelerated payment of amounts which otherwise would have been held back in fiscal year 2009 in connection with our annual incentive bonus plan;

•	the extension of the exercise period for certain of his stock options; and

•	the estimated value of his continued health coverage.

Calculations for this table (other than with respect to the severance payment made to Mr. Brathwaite and the benefits provided for Mr. Brathwaite and Mr. Smach under their respective separation agreements) assume that the triggering event took place on March 31, 2008, the last business day of our 2008 fiscal year. The amount shown for each of Mr. Brathwaite and Mr. Smach under the column, “Accelerated Vesting of Stock Awards” represents the intrinsic value of the awards based on the closing price of our ordinary shares on November 30, 2007 and June 30, 2008, respectively, which were the dates that the awards vested. The following table does not include amounts representing the acceleration of stock options for our named executive officers following a change of control since none of the options subject to such acceleration had exercise prices exceeding the closing price of our ordinary shares on March 31, 2008. The following table also does not include pension benefits for Mr. Widmann. For more information on these benefits and potential payouts, see the discussions under “Pension Benefits in Fiscal Year 2008” beginning on page 47 of this proxy statement. The following table also does not include potential payouts under our named executive officers’ nonqualified deferred compensation plans relating to vested benefits.

							Estimated
		Accelerated			Accelerated	Extension	Value of
		Vesting of		Accelerated	Vesting of	of Option	Continued
	Severance	Deferred		Bonus	Stock	Exercise	Health
	Payments (1)	Compensation		Payments (2)	Awards (3)	Period (4)	Coverage (5)	Total

Michael M. McNamara	$—	$3,247,083	(6)	$—	$—	$—	$—	$3,247,083
Thomas J. Smach (7)	—	2,007,130	(6)	—	—	—	—	2,007,130
Thomas J. Smach (8)	1,290,323	1,841,353	(9)	See note	2,036,660	48,555	1,041,358	6,258,249
Werner Widmann	—	1,374,117	(6)	—	—	—	—	1,374,117
Christopher Collier	—	186,722	(6)	—	—	—	—	186,722
Carrie L. Schiff	—	134,526	(6)	—	—	—	—	134,526
Nicholas E. Brathwaite	1,178,554	2,140,878	(10)	487,500	2,790,651	—	—	6,828,413

(1)	The amount shown for Mr. Smach includes a $700,000 severance payment and tax gross-up payments equal to $590,323.

(2)	The amount shown for Mr. Brathwaite represents three accelerated payments of $162,500 each, which are the portions of Mr. Brathwaite’s 2008 annual incentive bonus for the quarters ending in June, September and December of 2007 that we held back or would otherwise have held back in accordance with our annual incentive bonus plan. As of July 11, 2008, Mr. Smach’s 2009 annual incentive bonus for the quarter ended in June of 2008 has not yet been determined. We have agreed that we will not hold back the portion of Mr. Smach’s annual incentive bonus for the June quarter which otherwise would have been held back in accordance with our annual incentive bonus plan. For additional information, see the section entitled “Compensation Discussion and Analysis – Fiscal Year 2008 Executive Compensation Components – Annual Incentive Bonus Plan” beginning on page 31 of this proxy statement.

(3)	The amount shown for Mr. Brathwaite represents the accelerated vesting of 233,332 unvested shares previously granted pursuant to share bonus awards. Pursuant to Mr. Brathwaite’s separation agreement, the vesting of these shares was accelerated on November 30, 2007 in consideration for Mr. Brathwaite providing the company with a general release from claims and for the non-solicitation obligations discussed in note ten below. The amount shown for Mr. Smach represents the accelerated vesting of 216,666 unvested shares previously granted pursuant to share bonus awards. Pursuant to Mr. Smach’s separation agreement, the vesting of these shares was accelerated on June 30, 2008 in consideration for Mr. Smach’s non-solicitation obligations discussed in note nine below as well as a non-disparagement agreement and an agreement not to disclose non-public information about the company.

(4)	The amount shown represents the incremental compensation cost associated with the extension of the option expiration dates from 90 days post employment to December 31, 2008, which cost was recognized by us for financial statement reporting purposes in accordance with SFAS 123(R).

(5)	The amount shown represents the estimated value of medical, dental and vision coverage to be provided to Mr. Smach through 2025, based on the current level of coverage as adjusted for estimated annual premium increases. The amount shown includes $476,280 of estimated gross-up payments necessary to reimburse Mr. Smach for any tax liability associated with the receipt of these benefits. The gross-up payments were calculated based on an income tax rate of 35% for federal income taxes, 9.3% for state income taxes and 1.45% for FICA taxes.

(6)	The amounts shown for each of Messrs. McNamara and Smach represent the entire unvested portion of his deferred compensation account which would vest in the event of death, disability or a change of control. The amounts shown for each of Messrs. Widmann and Collier and Ms. Schiff represent the portion of the unvested portion of his or her deferred compensation account that would vest in the event of a change of control. The entire unvested amount of each of the deferred compensation accounts of Messrs. Widmann and Collier, or Ms. Schiff, or $3,091,764, $840,248 and $605,367, respectively, would vest in the event of his or her death.

(7)	This row represents the estimated payments and benefits that would have been provided to Mr. Smach on March 31, 2008 as a result of the accelerated vesting of deferred compensation in the cases of death, disability or a change of control.

(8)	This row represents the actual payments and benefits that have been or will be provided to Mr. Smach pursuant to his separation agreement.

(9)	The amount shown represents the actual portion of Mr. Smach’s deferred compensation account (calculated as of June 30, 2008) which vested in accordance with his separation agreement, subject to a $1,000,000 holdback. Pursuant to Mr. Smach’s separation agreement and in consideration for a general release from claims against the company, the vesting of Mr. Smach’s previously-awarded unvested deferred bonus in the amount of $1.65 million, plus accumulated earnings of $191,353 was accelerated as of June 30, 2008, subject to a holdback of $1 million. As consideration for the acceleration of benefits, Mr. Smach has agreed until December 31, 2009 not to solicit or hire (i) any employees of the company or (ii) any customers or vendors of the company with whom he has had direct and material contact during the course of his employment. Subject to Mr. Smach’s compliance with his non-solicitation obligations, 100% of the holdback amount will be released and vest on December 31, 2009. $750,000 of Mr. Smach’s unvested deferred bonus was otherwise scheduled to vest on April 1, 2009, with the remaining $900,000 scheduled to vest on April 1, 2010. In addition to his non-solicitation, non-disclosure and non-disparagement obligations, Mr. Smach remains subject to certain confidentiality agreements for the benefit of the company.

(10)	The amount shown for Mr. Brathwaite represents the actual portion of his deferred compensation account (calculated as of June 30, 2008) which vested in accordance with his separation agreement, subject to the holdback described below. Pursuant to Mr. Brathwaite’s separation agreement, the vesting of his previously-awarded unvested deferred bonus in the amount of $1.8 million, plus accumulated earnings of $320,377 was accelerated as of June 30, 2008, subject to a holdback of $700,000. As consideration for the acceleration of benefits, Mr. Brathwaite has agreed for a period of two years commencing on December 31, 2007 not to solicit (i) any employees of the company or (ii) any customers or vendors of the company with whom he has had direct and material contact during the course of his employment. Subject to Mr. Brathwaite’s compliance with his non-solicitation obligations, as well as compliance with a non-disparagement agreement and an agreement not to disclose non-public information about the company, 100% of the holdback amount will be released and vest on December 31, 2008. Mr. Brathwaite’s deferred bonus was otherwise scheduled to vest in three equal annual installments of $600,000 beginning on April 1, 2008. In addition to his non-solicitation, non-disclosure and non-disparagement obligations, Mr. Brathwaite remains subject to certain confidentiality agreements for the benefit of the company.

EQUITY COMPENSATION PLAN INFORMATION

As of March 31, 2008, Flextronics maintained, in addition to the 2001 Plan, the 2004 Award Plan for New Employees, which is referred to below as the 2004 Plan, the 2002 Interim Incentive Plan, which is referred to below as the 2002 Plan and the Solectron Corporation 2002 Stock Plan, which we refer to below as the SLR Plan. None of the 2004 Plan, the 2002 Plan or the SLR Plan have been approved by our shareholders.

The following table gives information about equity awards under these plans as of March 31, 2008.

	(A)	(B)	(C)
			Number of Ordinary Shares
		Weighted-Average	Remaining Available for
	Number of Ordinary	Exercise Price	Future Issuance Under
	Shares to be Issued	of	Equity Compensation Plans
	Upon Exercise of Options and Vesting	Outstanding Options	(Excluding Ordinary Shares
Plan Category	of Share Bonus Awards	(1)	Reflected in Column (A))

Equity compensation plans approved by shareholders	35,817,010 (2)	$12.51	30,158,772 (3)
Equity compensation plans not approved by shareholders (4), (5), (6)	18,886,481 (7)	$11.05	24,500,423 (8)

Total	54,703,491	$12.02	54,659,195

(1)	The weighted-average exercise price does not take into account ordinary shares issuable upon vesting of outstanding share bonus awards, which have no exercise price.

(2)	Includes 5,606,500 ordinary shares issuable upon vesting of share bonus awards granted under the 2001 Plan. The remaining balance consists of ordinary shares issuable upon exercise of outstanding stock options.

(3)	Consists of ordinary shares available for grant under the 2001 Plan and shares available under prior company plans and assumed plans. The 2001 Plan provides for grants of up to 42,000,000 shares after our shareholders approved an increase in the shares available under the 2001 Plan by 10.0 million shares on September 27, 2007.

(4)	The 2004 Plan was established in October 2004. The purpose of the 2004 Plan is to provide incentives to attract, retain and motivate eligible persons whose potential contributions are important to our success by offering such persons an opportunity to participate in our future performance through stock awards. Grants under the 2004 Plan may be granted only to persons who: (a) were not previously an employee or director of the company or (b) have either (i) completed a period of bona fide non-employment by the company of at least one year, or (ii) are returning to service as an employee of the company, after a period of bona fide non-employment of less than one year due to our acquisition of such person’s employer; and then only as an incentive to such persons entering into employment with us. We may only grant nonqualified stock options or share bonus awards under the 2004 Plan. The 2004 Plan is administered by the Compensation Committee, which is comprised of two independent directors. The 2004 Plan provides for grants of up to 10,000,000 shares. The exercise price of options granted under the 2004 Plan is determined by the Compensation Committee and may not be less than the fair market value of the underlying stock on the date of grant. Options granted under the 2004 Plan generally vest over four years, generally expire 10 years from the date of grant and unvested options are forfeited upon termination of employment. Share bonus awards generally vest in installments over a three-to five-year period and unvested share bonus awards are forfeited upon termination of employment.

(5)	Our 2002 Plan was adopted by our board of directors in May 2002. The adoption of the 2002 Plan was necessitated by our internal growth, our multiple acquisitions and the requirement to provide equity compensation for employees consistent with competitors and peer companies. The board reserved an aggregate of 20,000,000 ordinary shares for issuance under the 2002 Plan. The 2002 Plan provides for the grant to qualified persons of non-statutory stock options to purchase our ordinary shares and share bonus awards. Shares subject to options granted pursuant to the 2002 Plan that expire or terminate for any reason without being exercised or share bonus awards that do not vest will again become available for grant and issuance pursuant to awards under the 2002 Plan. Options granted under the 2002 Plan generally have an exercise price of not less than the fair market value of the underlying ordinary shares on the date of grant. Options granted under the 2002 Plan generally vest over four years, generally expire 10 years from the date of grant and unvested options are forfeited upon termination of employment. Share bonus awards generally vest in installments over a three- to five-year period and unvested share bonus awards are forfeited upon termination of employment. The other general terms of the 2002 Plan are similar to the 2001 Plan, the terms of which are set forth in Proposals 7, 8 and 9, beginning on page 20 of this proxy statement.

(6)	We have assumed option plans in connection with the acquisition of certain companies, which plans we refer to as the Assumed Plans. Options to purchase a total of 6,704,303 ordinary shares under the Assumed Plans remained outstanding. These options have a weighted-average exercise price of $9.28 per share. These options have been converted into options to purchase our ordinary shares on the terms specified in the applicable acquisition agreement, but are otherwise administered in accordance with terms of the Assumed Plans. Options under the Assumed Plans generally vest over four years and expire 10 years from the date of grant. In connection with the acquisition of Solectron Corporation on October 1, 2007, we assumed the SLR Plan, including all outstanding options to purchase Solectron Corporation common stock with exercise prices equal to, or less than, $5.00 per share. Each option assumed was converted into an option to acquire our ordinary shares at the applicable exchange rate of 0.345. As a result, we assumed approximately 7.4 million vested and unvested options with exercise prices ranging from between $5.45 and $14.41 per ordinary share.

(7)	Includes 3,259,864 ordinary shares issuable upon vesting of share bonus awards granted under the 2002 Plan and the 2004 Plan. The remaining balance consists of ordinary shares issuable upon exercise of outstanding stock options.

(8)	There were 788,596 ordinary shares remained available for grant under the 2002 Plan and 2,953,721 ordinary shares remained available for grant under the 2004 Plan. There were approximately 20.8 million shares available for grant under the SLR Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 16, 2008, except as otherwise indicated, regarding the beneficial ownership of our ordinary shares by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

•	each of our named executive officers;

•	each director; and

•	all executive officers and directors as a group.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Flextronics International Ltd., One Marina Boulevard, #28-00, Singapore 018989.

Information in this table as to our directors, named executive officers and directors and executive officers as a group is based upon information supplied by these individuals. Information in this table as to our greater than 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the SEC. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Ordinary shares subject to options that are currently exercisable or exercisable within 60 days of June 16, 2008, ordinary shares subject to share bonus awards that vest within 60 days of June 16, 2008 and ordinary shares which may be received from the conversion of our 1% Convertible Notes due August 1, 2010 are deemed to be outstanding and to be beneficially owned by the person holding such awards or securities for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.

In the table below, percentage ownership is based on 836,772,845 ordinary shares outstanding as of June 16, 2008.

	Shares Beneficially Owned
	Number of
Name and Address of Beneficial Owner	Shares	Percent

5% Shareholders:

Entities associated with FMR LLC (1) 82 Devonshire Street, Boston, MA 02109	89,268,327	10.67%

Entities associated with AXA Financial, Inc. (2) 1290 Avenue of the Americas, New York, NY 10104	88,831,913	10.62%

Capital Research Global Investors, a division of Capital Research and Management Company 333 South Hope Street, Los Angeles, CA 90071 (3)	57,262,330	6.84%

Franklin Resources, Inc. (4) One Franklin Parkway, San Mateo, CA 94403	46,971,912	5.61%

Named Executive Officers and Directors:

Michael M. McNamara (5)	7,163,254	*

Thomas J. Smach (6)	2,050,123	*

Nicholas E. Brathwaite (7)	1,057,969	*

Christopher Collier (8)	577,811	*

Werner Widmann (9)	246,750	*

Richard L. Sharp (10)	178,281	*

James A. Davidson (11)	173,391	*

Carrie Schiff (12)	166,667	*

Lip-Bu Tan (13)	118,341	*

Rockwell A. Schnabel (14)	71,354	*

H. Raymond Bingham (15)	31,153	*

Ajay B. Shah (16)	31,153	*

Willy C. Shih	0	*

All executive officers and directors as a group (16 persons) (17)	11,483,886	1.36%

*	Less than 1%.

(1)	Based on information supplied by FMR LLC in an amended Schedule 13G filed with the SEC on February 14, 2008. FMR LLC and Edward C. Johnson 3d each have sole voting power over 900,377 of these shares and sole dispositive power over 89,268,327 of these shares. Includes 2,323,348 ordinary shares from the assumed conversion of $36,070,000 principal amount of our 1% Convertible Notes due August 1, 2010.

(2)	Based on information supplied by AXA Financial, Inc. in an amended Schedule 13G filed with the SEC on February 14, 2007. AllianceBernstein is deemed to have sole voting power for 55,513,020 of these shares, shared voting power for 13,180,455 of these shares and sole dispositive power for 88,821,013 of these shares. AXA Equitable Life Insurance Company is deemed to have sole dispositive power for 10,900 of these shares. Each of AllianceBernstein and AXA Equitable Life Insurance Company is a subsidiary of AXA Financial, Inc.

(3)	Based on information supplied by Capital Research Global Investors, a division of Capital Research and Management Company, or CRMC, in a Schedule 13G filed with the SEC on February 12, 2008. As a result of CRMC acting as an investment adviser to various investment companies, Capital Research Global Investors is deemed to beneficially own all of these shares. Capital Research Global Investors is deemed to have sole voting power for 23,711,870 of these shares and sole dispositive power for 57,262,330 of these shares.

(4)	Based on information supplied by Franklin Resources, Inc. in an amended Schedule 13G filed with the SEC on February 6, 2008. Templeton Global Advisors Limited is deemed to have sole voting and dispositive power for 15,784,557 of these shares and shared dispositive power for 1,000,740 of these shares. Templeton Investment Counsel, LLC is deemed to have sole voting power for 15,202,170 of these shares and sole dispositive power for 15,385,050 of these shares. Franklin Templeton Investments Corp. is deemed to have sole voting power for 8,185,120 of these shares and sole dispositive power for 9,500,460 of these shares. Franklin Templeton Portfolio Advisors, Inc. is deemed to have sole voting and dispositive power for 1,459,989 of these shares. Franklin Templeton Investment Management Limited is deemed to have sole dispositive power for 2,821,120 of these shares. Franklin Templeton Investments (Asia) Limited is deemed to have sole voting power for 365,970 of these shares and sole dispositive power for 900,590 of these shares. Franklin Templeton Investments Japan Limited is deemed to have sole voting and dispositive power for 57,930 of these shares. Templeton Asset Management Ltd. is deemed to have sole voting and dispositive power for 25,052 of these shares. Fiduciary Trust Company International is deemed to have sole voting and dispositive power for 36,424 of these shares. The securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc., including the investment management subsidiaries, which are listed above.

(5)	Includes 6,339,583 shares subject to options exercisable within 60 days of June 16, 2008.

(6)	Includes 1,984,583 shares subject to options exercisable within 60 days of June 16, 2008. Also includes 103,040 share units credited to Mr. Smach’s account under the Dii Group deferred compensation plan (which had been established by the Dii Group, which we acquired in 2000), which are payable in shares upon distribution from the plan. Mr. Smach may be deemed to have the right to acquire such shares within 60 days of June 16, 2008 because plan participants have the right to withdraw their plan balances (subject to a 10% withdrawal penalty and applicable tax withholdings). Mr. Smach ceased to be an executive officer on June 30, 2008.

(7)	Includes 926,257 shares subject to options exercisable within 60 days of June 16, 2008. Mr. Brathwaite ceased to be an executive officer on May 1, 2007.

(8)	Includes 535,350 shares subject to options exercisable within 60 days of June 16, 2008.

(9)	Includes 246,750 shares subject to options exercisable within 60 days of June 16, 2008.

(10)	Includes 178,281 shares subject to options exercisable within 60 days of June 16, 2008.

(11)	Includes 45,740 shares held by the Davidson Living Trust of which Mr. Davidson is a trustee. Also includes 24,385 shares held by Silver Lake Technology Management, L.L.C. of which Mr. Davidson is Managing Director. Mr. Davidson disclaims beneficial ownership in the shares owned by Silver Lake Technology Management, L.L.C. except to the extent of his pecuniary interest arising from his interest therein. Also includes 5,000 shares held directly by Mr. Davidson, 94 shares held by the John Alexander Davidson 2000 Irrevocable Trust of which Mr. Davidson is a trustee and 98,172 shares subject to options exercisable within 60 days of June 16, 2008. Mr. Davidson received these options in connection with his service as a member of our board of directors. Under Mr. Davidson’s arrangements with respect to director compensation, these 98,172 shares issuable upon exercise of options are expected to be assigned by Mr. Davidson to Silver Lake Technology Management, L.L.C.

(12)	Includes 156,667 shares subject to options exercisable within 60 days of June 16, 2008.

(13)	Includes 29,385 shares held by the Lip-Bu Tan and Ysa Loo, TTEE, of which Mr. Tan is a co-trustee and 97,727 shares subject to options exercisable within 60 days of June 16, 2008.

(14)	Includes 21,354 shares subject to options exercisable within 60 days of June 16, 2008.

(15)	Includes 23,437 shares subject to options exercisable within 60 days of June 16, 2008.

(16)	Includes 23,437 shares subject to options exercisable within 60 days of June 16, 2008.

(17)	Includes 10,375,949 shares subject to options exercisable within 60 days of June 16, 2008 and 3,000 shares subject to share bonus awards that vest within 60 days of June 16, 2008.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

         Review of Related Person Transactions

Our Code of Business Conduct and Ethics provides guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between us and our executive officers or directors. In addition, in order to formalize our policies and procedures for the review, approval or ratification, and disclosure of related person transactions, our board of directors adopted a Statement of Policy with Respect to Related Person Transactions. The policy generally provides that the Audit Committee (or another committee comprised solely of independent directors) will review, approve in advance or ratify, all related person transactions between us and any director, any nominee for director, any executive officer, any beneficial owners of more than 5% of our ordinary shares or any immediate family member of any of the foregoing individuals. Under the policy, some ordinary course transactions or relationships are not required to be reviewed, approved or ratified by the applicable board committee, including, among other things, the following transactions:

•	transactions involving less than $25,000 for any individual related person;

•	compensation arrangements with directors and executive officers resulting solely from their service on the board or as executive officers, so long as such arrangements are disclosed in our filings with the SEC or, if not required to be disclosed, are approved by our Compensation Committee; and

•	indirect interests arising solely from a related person’s service as a director and/or owning, together with all other related persons, directly or indirectly, less than a 10% beneficial ownership interest in a third party (other than a partnership) which has entered into or proposes to enter into a transaction with us.

We have various procedures in place to identify potential related person transactions, and the Audit Committee works with our management and our Office of General Counsel in reviewing and considering whether any identified transactions or relationships are covered by the policy. Our Statement of Policy with Respect to Related Person Transactions is included in our Guidelines with Regard to Certain Governance Matters, a copy of which is available along with a copy of the company’s Code of Business Conduct and Ethics on the Corporate Governance page of our website at www.flextronics.com.

         Transactions with Related Persons

Other than compensation agreements and other arrangements described under the sections entitled “Executive Compensation” beginning on page 39 of this proxy statement and “Non-Management Director’s Compensation for Fiscal Year 2008” beginning on page 9 of this proxy statement and the transactions described below, during fiscal year 2008, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we are or will be a party:

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

         Loans to Executive Officers

Nicholas E. Brathwaite. On May 31, 2003, we loaned $2,839,454 to Mr. Brathwaite prior to the time Mr. Brathwaite became an executive officer. Mr. Brathwaite executed a Secured Full Recourse Promissory Note, a Second Deed of Trust and a Loan and Security Agreement in our favor that bear interest at a rate of 1.49% per year. On December 13, 2005, prior to the time that Mr. Brathwaite became an executive officer, this loan was amended to extend the maturity date from December 31, 2005 to December 31, 2007. Mr. Brathwaite paid off the outstanding balance of this loan ($3,026,874) on December 27, 2007. The outstanding balance on December 27, 2007 (consisting of $2,839,454 in principal and $187,420 in accrued interest) was the largest aggregate amount of indebtedness outstanding at any time since the beginning of fiscal year 2008.

Glouple. In connection with an investment partnership of our executive officers, Glouple Ventures LLC, from July 2000 through December 2001, we loaned the following amounts (inclusive of interest accrued through March 31, 2008) to each of Messrs. McNamara, Smach and Brathwaite:

	Amount	Interest
Date	of Loan	Rate

July 2000	$117,395	6.40%
August 2000	76,704	6.22
November 2000	375,496	6.09
August 2001	56,468	5.72
November 2001	43,325	5.05
December 2001	12,403	5.05

The loans were evidenced by promissory notes executed by each of Messrs. McNamara, Smach and Brathwaite in our favor. The loans bear interest at the rates indicated above and mature on August 15, 2010. As of               , 2008, the remaining aggregate outstanding balance of the indebtedness of each of Messrs. McNamara and Smach was                (consisting of                in principal and                in accrued interest), which is the largest aggregate amount of indebtedness outstanding at any time since the beginning of fiscal year 2008. Mr. Brathwaite paid off                of the outstanding balance of his loan as of               .

         Sale of Interest in Inphi Corporation

In 2008, we sold our minority equity interest in Inphi Corporation to a group of private equity funds, including Pacven Walden Ventures VI, L.P. and Pacven Walden Ventures Parallel VI, L.P., funds affiliated with Walden International (which we refer to as the Walden funds). We had acquired our interest in Inphi in 2004 and 2006 and determined to divest our position because Inphi’s product lines developed as specialized technologies that did not provide synergies for our business. The total purchase price for our interest in Inphi was approximately $15.8 millions of which approximately one-third was paid by the Walden funds. Mr. Tan, a member of our board of directors, is the founder and Chairman of Walden International and a director and minority shareholder of the general partner of the Walden funds. The terms of the transaction were based on arms-length negotiations between us and the private equity fund purchasers (including the Walden funds), and were approved by our board of directors as well as by the Audit Committee.

         Investment by Silver Lake

In March 2003, we issued $195.0 million aggregate principal amount of our Zero Coupon Convertible Junior Subordinated Notes due 2008 to funds affiliated with Silver Lake. In connection with the issuance of the notes, we appointed James A. Davidson, a co-founder and managing director of Silver Lake, to our board of directors. In July 2006, we entered into an agreement with the Silver Lake noteholders to, among other things (i) extend the maturity date of the notes to July 31, 2009 and (ii) provide for net share settlement of the notes upon maturity. The notes may no longer be converted or redeemed prior to maturity, other than in connection with certain change of control transactions, and upon maturity will be net share settled by the payment of cash equal to the face amount of the notes and the issuance of shares with a value equal to any conversion value in excess of the face amount of the notes. The terms of the transaction were based on arms-length negotiations between us and Silver Lake, and were approved by our board of directors as well as by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for the fiscal year ended March 31, 2008 were met, except that a Form 4 for Mr. Sharp was filed on August 20, 2007, reporting grants of stock options on each of September 20, 2001 and July 1, 2002.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL GENERAL MEETING

Shareholder proposals intended for inclusion in the proxy statement for our 2009 annual general meeting must be received by us no later than April 28, 2009. Any shareholder proposals must be mailed to our principal U.S. offices located at 2090 Fortune Drive, San Jose, California, 95131, U.S.A., Attention: Chief Executive Officer. These shareholder proposals may be included in our proxy statement for the 2009 annual general meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC.

In addition, under Section 183 of the Companies Act, registered shareholders representing at least 5% of the total outstanding voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least S$500 each may, at their expense, requisition that we include and give notice of their proposal for the 2009 annual general meeting. Subject to satisfaction of the requirements of Section 183 of the Singapore Companies Act, any such requisition must be signed by all the requisitionists and be deposited at our registered office in Singapore, One Marina Boulevard, #28-00, Singapore 018989, at least six weeks prior to the date of the 2009 annual general meeting in the case of a requisition requiring notice of a resolution, or at least one week prior to the date of the 2009 annual general meeting in the case of any other requisition.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Flextronics incorporates by reference the following sections of our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2008:

•	Item 8, “Financial Statements and Supplementary Data”;

•	Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

•	Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”.

SINGAPORE STATUTORY FINANCIAL STATEMENTS

Our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2008, which was filed with the SEC on June 24, 2008, includes our audited consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, together with the Independent Registered Public Accounting Firm’s Report of Deloitte & Touche LLP, our independent auditors for the fiscal year ended March 31, 2008. We publish our U.S. GAAP financial statements in U.S. dollars, which is the principal currency in which we conduct our business.

Our Singapore statutory financial statements, prepared in conformity with the provisions of the Singapore Companies Act, Cap. 50 will be included with the annual report which will be delivered to our shareholders prior to the date of the 2008 annual general meeting, as required under Singapore law.

Our Singapore statutory financial statements include:

•	our consolidated financial statements (which are identical to those included in the Annual Report on Form 10-K/A, described above);

•	supplementary financial statements (which reflect solely the company’s standalone financial results, with our subsidiaries accounted for under the equity method rather than consolidated);

•	a Directors’ Report; and

•	the Independent Auditors’ Report of Deloitte & Touche, our Singapore statutory auditors for the fiscal year ended March 31, 2008.

OTHER MATTERS

Our management does not know of any matters to be presented at the 2008 annual general meeting other than those set forth herein and in the notice accompanying this proxy statement. If any other matters are presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. We urge you to execute promptly and return the accompanying proxy card in the envelope which has been enclosed for your convenience.

Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By order of the board of directors,

Bernard Liew Jin Yang	Sophie Lim Lee Cheng

Joint Secretary	Joint Secretary

July   , 2008
Singapore

Upon request, we will furnish without charge to each person to whom this proxy statement is delivered a copy of any exhibit listed in our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2008. You may request a copy of this information at no cost, by writing or telephoning us at our principal U.S. offices at:

Flextronics International Ltd.
2090 Fortune Dr.
San Jose, California 95131 U.S.A.
Telephone: (408) 576-7722

ANNEX A

FLEXTRONICS INTERNATIONAL LTD.

2001 EQUITY INCENTIVE PLAN

As Adopted August 13, 2001 and amended through September 30, 2008

1. PURPOSE.  The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company’s future performance through grants of Awards. Capitalized terms not defined in the text are defined in Section 21.

2. SHARES SUBJECT TO THE PLAN.

2.1     Number of Shares Available.  Subject to Sections 2.2 and 15, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 62,000,000 Shares, plus shares that are subject to issuance upon exercise of an Award but cease to be subject to such Award for any reason other than exercise of such Award. In addition, any authorized shares not issued or subject to outstanding grants under the Company’s 1993 Share Option Plan, 1997 Interim Option Plan, 1998 Interim Option Plan, 1999 Interim Option Plan, ASIC International, Inc. Non-Qualified Stock Option Plan, Wave Optics, Inc. 1997 Share Option Plan, Wave Optics, Inc. 2000 Share Option Plan, Chatham Technologies, Inc. Stock Option Plan, Chatham Technologies, Inc. 1997 Stock Option Plan, IEC Holdings Limited 1997 Share Option Scheme, Palo Alto Products International Private Ltd 1996 Share Option Plan, The DII Group, Inc. 1994 Stock Incentive Plan, The DII Group, Inc. 1993 Stock Option Plan, Orbit Semiconductor, Inc. 1994 Stock Incentive Plan, Telcom Global Solutions Holdings, Inc. 2000 Equity Incentive Plan, Telcom Global Solutions, Inc. 2000 Stock Option Plan, KMOS Semi-Customs, Inc. 1989 Stock Option Plan, and KMOS Semi-Customs, Inc. 1990 Non-Qualified Stock Option Plan, (each a “Prior Plan” and collectively, the “Prior Plans”) and any shares subject to outstanding grants that are forfeited and/or that are issuable upon exercise of options granted pursuant to the Prior Plans that expire or become unexercisable for any reason without having been exercised in full, will no longer be available for grant and issuance under the Prior Plans, but will be available for grant and issuance under this Plan. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan. No more than 30,000,000 Shares shall be issued as ISOs and no more than 20,000,000 Shares shall be issued as Stock Bonuses.

2.2     Adjustment of Shares.  Should any change be made to the Shares issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any Participant may be granted Awards under the terms of the Plan or that may be granted generally under the terms of the Plan, (iii) the number and/or class of securities and price per Share in effect under each Award outstanding under Sections 5, 7, and 20, and (iv) the number and/or class of securities for which automatic Option grants are to be subsequently made to newly elected or continuing Outside Directors under Section 7. Such adjustments to the outstanding Awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such Awards, provided, however, that (i) fractions of a Share will not be issued but will be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share, as determined by the Committee. The adjustments determined by the Committee shall be final, binding and conclusive. The repricing, replacement or regranting of any previously granted Award, through cancellation or by lowering the Exercise Price or Purchase Price of such Award, shall be prohibited unless the shareholders of the Company first approve such repricing, replacement or regranting.

3. ELIGIBILITY.  All Awards may be granted to employees, officers and directors of the Company or any Parent or Subsidiary of the Company. No person will be eligible to receive more than 6,000,000 Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder; provided, however, that no Outside Director will be eligible to receive more than 100,000 Shares, in the aggregate, in any calendar year under this Plan pursuant to the grant of Awards hereunder. A person may be granted more than one Award under this Plan.

4. ADMINISTRATION.

4.1     Committee Authority.  This Plan will be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Outside Directors pursuant to Section 7 hereof, and subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Except for automatic grants to Outside Directors pursuant to Section 7 hereof, the Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select persons to receive Awards;

(d) determine the form and terms of Awards;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(g) grant waivers of Plan or Award conditions;

(h) determine the vesting, exercisability and payment of Awards;

(i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j) determine whether an Award has been earned; and

(k) make all other determinations necessary or advisable for the administration of this Plan.

4.2     Committee Discretion.  Except for automatic grants to Outside Directors pursuant to Section 7 hereof, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

5. OPTIONS.  The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1     Form of Option Grant.  Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and, except as otherwise required by the terms of Section 7 hereof, will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2     Date of Grant.  The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3     Exercise Period.  Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that (i) no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of shares or stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Shareholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted and (ii) no Option granted to a person who is not an employee of the Company or any Parent or Subsidiary of the Company on the date of grant of that Option will be exercisable after the expiration of five (5) years from the date the Option is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4     Exercise Price.  The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price will be not less than 100% of the Fair Market Value of the Shares on the date of grant; and (ii) the Exercise Price of any ISO granted to a Ten Percent Shareholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 6 of this Plan.

5.5 Method of Exercise.

(a) Options may be exercised only by delivery to the Company (or as the Company may direct) of a written stock option exercise agreement (the “Exercise Agreement”) (in the case of a written Exercise Agreement, in the form approved by the Board or the Committee, which need not be the same for each Participant), in each case stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

(b) A written Exercise Agreement may be communicated electronically through the use of such security device (including, without limitation, any logon identifier, password, personal identification number, smartcard, digital certificate, digital signature, encryption device, electronic key, and/or other code or any access procedure incorporating any one or more of the foregoing) as may be designated by the Board or the Committee for use in conjunction with the Plan from time to time (“Security Device”), or via an electronic page, site, or environment designated by the Company which is accessible only through the use of such Security Device, and such written Exercise Agreement shall thereby be deemed to have been sent by the designated holder of such Security Device. The Company (or its agent) may accept and act upon any written Exercise Agreement issued and/or transmitted through the use of the Participant’s Security Device (whether actually authorized by the Participant or not) as his authentic and duly authorized Exercise Agreement and the Company (or its agent) may treat such Exercise Agreement as valid and binding on the Participant notwithstanding any error, fraud, forgery, lack of clarity or misunderstanding in the terms of such Exercise Agreement. All written Exercise Agreements issued and/or transmitted through the use of the Participant’s Security Device (whether actually authorized by the Participant or not) are irrevocable and binding on the Participant upon transmission to the Company (or as the Company may direct) and the Company (or its agent) shall be entitled to effect, perform or process such Exercise Agreement without the Participant’s further consent and without further reference to the Participant.

(c) The Company’s records of the Exercise Agreements (whether delivered or communicated electronically or in printed form), and its record of any transactions maintained by any relevant person authorized by the Company relating to or connected with the Plan, whether stored in audio, electronic, printed or other form, shall be binding and conclusive on the Participant and shall be conclusive evidence of such Exercise Agreements and/or transactions. All such records shall be admissible in evidence and, in the case of a written Exercise Agreement which has been communicated electronically, the Participant shall not challenge or dispute the admissibility, reliability, accuracy or the authenticity of the contents of such records merely on the basis that such records were incorporated and/or set out in electronic form or were produced by or are the output of a computer system, and the Participant waives any of his rights (if any) to so object.

5.6     Termination.  Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

(a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, provided, that any Option which is exercised beyond three (3) months after the Termination Date shall be deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(b) If the Participant is Terminated because of the Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, provided, that any Option which is exercised beyond twelve (12) months after the Termination Date when the Termination is for Participant’s Disability, shall be deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(c) If the Participant is terminated for Cause, then the Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee (but in any event, no later than the expiration date of the Options).

5.7     Limitations on Exercise.  The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8     Limitations on ISO.  The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company, Parent or Subsidiary of the Company) will not exceed US$100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISO are exercisable for the first time by a Participant during any calendar year exceeds US$100,000, then the Options for the first US$100,000 worth of Shares to become exercisable in such calendar year will be ISO and the Options for the amount in excess of US$100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISO, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9     Modification, Extension or Renewal.  The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted, and provided further that the exercise period of any Option may not in any event be extended beyond the periods specified in Section 5.3. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

5.10     No Disqualification.  Notwithstanding any other provision in this Plan, no term of this Plan relating to ISO will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6. PAYMENT FOR SHARE PURCHASES.

6.1     Payment.  Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by waiver of compensation due or accrued to the Participant for services rendered;

(c) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s Shares exists:

(i)     through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(ii)     through a “margin” commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company;

(d) conversion of a convertible note issued by the Company, the terms of which provide that it is convertible into Shares issuable pursuant to the Plan (with the principal amount and any accrued interest being converted and credited dollar for dollar to the payment of the Exercise Price); or

(e) by any combination of the foregoing.

7. AUTOMATIC GRANTS TO OUTSIDE DIRECTORS.

7.1     Types of Options and Shares.  Options granted under this Plan and subject to this Section 7 shall be NQSOs.

7.2     Eligibility.  Options subject to this Section 7 shall be granted only to Outside Directors. In no event, however, may any Outside Director be granted any Options under this Section 7 if such grant is (a) prohibited, or (b) restricted (either absolutely or subject to various securities requirements, whether legal or administrative, being complied with), in the jurisdiction in which such Outside Director is resident under the relevant securities laws of that jurisdiction.

7.3     Initial Grant.  Each Outside Director who first becomes a member of the Board after the Effective Date will automatically be granted an Option for 25,000 Shares (an “Initial Grant”) on the date such Outside Director first becomes a member of the Board. Each Outside Director who became a member of the Board on or prior to the Effective Date and who did not receive a prior option grant (under this Plan or otherwise and from the Company or any of its corporate predecessors) will receive an Initial Grant on the Effective Date.

7.4     Succeeding Grant.  Immediately following each Annual General Meeting of shareholders of the Company, each Outside Director will automatically be granted an Option for 12,500 Shares (a “Succeeding Grant”), provided, that the Outside Director is a member of the Board immediately following such Annual General Meeting.

7.5     Vesting and Exercisability.  The date an Outside Director receives an Initial Grant or a Succeeding Grant is referred to in this Plan as the “Start Date” for such Option.

(a) Initial Grant.  Each Initial Grant will vest and be exercisable as to 25% of the Shares on the first one year anniversary of the Start Date for such Initial Grant, and thereafter as to 1/48 of the

Shares at the end of each full succeeding month, so long as the Outside Director continuously remains a director or a consultant of the Company.

(b) Succeeding Grant.  Each Succeeding Grant will vest and be exercisable as to 25% of the Shares on the first one year anniversary of the Start Date for such Succeeding Grant, and thereafter as to 1/48 of the Shares at the end of each full succeeding month, so long as the Outside Director continuously remains a director or a consultant of the Company. No Options granted to an Outside Director will be exercisable after the expiration of five (5) years from the date the Option is granted to such Outside Director. If the Outside Director is Terminated, the Outside Director may exercise such Outside Director’s Options only to the extent that such Options would have been exercisable upon the Termination Date for such period as set forth in Section 5.6. Notwithstanding any provision to the contrary, in the event of a Corporate Transaction described in Section 15.1, the vesting of all Options granted to Outside Directors pursuant to this Section 7 will accelerate and such Options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three (3) months of the consummation of said event. Any Options not exercised within such three-month period shall expire. Notwithstanding any provision to the contrary, in the event of a Hostile Take-Over, the Outside Director shall have a thirty-day period in which to surrender to the Company each option held by him or her under this Plan for a period of at least six (6) months. The Outside Director shall in return be entitled to a cash distribution from the Company in an amount equal to the excess of (i) the Take-Over Price of the Shares at the time subject to the surrendered Option (whether or not the Option is otherwise at the time exercisable for those Shares) over (ii) the aggregate Exercise Price payable for such Shares. Such cash distribution shall be paid within five (5) days following the surrender of the Option to the Company. Neither the approval of the Committee nor the consent of the Board shall be required in connection with such option surrender and cash distribution. The Shares subject to each Option surrendered in connection with the Hostile Take-Over shall NOT be available for subsequent issuance under the Plan.

7.6     Exercise Price.  The Exercise Price of an Option pursuant to an Initial Grant and Succeeding Grant shall be the Fair Market Value of the Shares, at the time that the Option is granted.

8. WITHHOLDING TAXES.

8.1     Withholding Generally.  Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

8.2     Stock Withholding.  When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion, and subject to compliance with all applicable laws and regulations, allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

9. TRANSFERABILITY.

9.1     Except as otherwise provided in this Section 9, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by a Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards.

Notwithstanding the foregoing, (i) Participants may transfer or assign their Options to Family Members through a gift or a domestic relations order (and not in a transfer for value), and (ii) if the terms of the applicable instrument evidencing the grant of an Option so provide, Participants who reside outside of the United States and Singapore may assign their Options to a financial institution outside of the United States and Singapore that has been approved by the Committee, in accordance with the terms of the applicable instrument, subject to Code regulations providing that any transfer of an ISO may cause such ISO to become a NQSO. The Participant shall be solely responsible for effecting any such assignment, and for ensuring that such assignment is valid, legal and binding under all applicable laws. The Committee shall have the discretion to adopt such rules as it deems necessary to ensure that any assignment is in compliance with all applicable laws.

9.2     All Awards other than NQSO’s.  All Awards other than NQSO’s shall be exercisable: (i) during the Participant’s lifetime, only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after Participant’s death, by the legal representative of the Participant’s heirs or legatees. 9.3 NQSOs. Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, (B) the Participant’s guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by “permitted transfer;” as defined below, (ii) by a transferee that is permitted pursuant to clause (ii) of Section 9.2, for such period as may be authorized by the terms of the applicable instrument evidencing the grant of the applicable Option, or by the Committee, and (iii) after Participant’s death, by the legal representative of the Participant’s heirs or legatees. “Permitted transfer” means any transfer of an interest in such NQSO by gift or domestic relations order effected by the Participant during the Participant’s lifetime. A permitted transfer shall not include any transfer for value; provided that the following shall be permitted transfers and shall not be considered to be transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

10. PRIVILEGES OF STOCK OWNERSHIP.  No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

11. CERTIFICATES.  All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

12. EXCHANGE AND BUYOUT OF AWARDS.  The Committee may, at any time or from time to time and subject to compliance with all applicable laws and regulations, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time and subject to compliance with all applicable laws and regulations buy from a Participant an Award previously granted with payment in cash, Shares or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

13. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.  An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

14. NO OBLIGATION TO EMPLOY.  Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.

15. CORPORATE TRANSACTIONS.

15.1     Assumption or Replacement of Awards by Successor.  Except for automatic grants to Outside Directors pursuant to Section 7 hereof, in the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative share holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction (each, a “Corporate Transaction “), each Option which is at the time outstanding under this Plan shall automatically accelerate so that each such Option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of Shares at the time subject to such Option and may be exercised for all or any portion of such Shares. However, subject to the specific terms of a Participant’s Award Agreement, an outstanding Option under this Plan shall not so accelerate if and to the extent: (i) such Option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable Option to purchase shares of the capital stock of the successor corporation or parent thereof, (ii) such Option is to be replaced with a cash incentive program of the successor corporation which preserves the Option spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Option or (iii) the acceleration of such Option is subject to other limitations imposed by the Committee at the time of the Option grant. The determination of Option comparability under clause (i) above shall be made by the Committee, and its determination shall be final, binding and conclusive.

15.2     Other Treatment of Awards.  Subject to any greater rights granted to Participants under the foregoing provisions of this Section 15 or other specific terms of a Participant’s Award Agreement, in the event of the occurrence of any Corporate Transaction described in Section 15.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

15.3     Assumption of Awards by the Company.  The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Exercise Price and the number and nature of Shares issuable upon exercise of any such Option will be adjusted appropriately pursuant to Section 424(a) of the

Code). In the event the Company elects to grant a new Option rather than assuming an existing Option, such new Option may be granted with a similarly adjusted Exercise Price.

16. ADOPTION AND SHAREHOLDER APPROVAL.  This Plan will become effective on the date on which the Board adopts the Plan (the “Effective Date”). This Plan shall be approved by the shareholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (a) no Option may be exercised prior to initial shareholder approval of this Plan; (b) no Option granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the shareholders of the Company; (c) in the event that initial shareholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be cancelled; and (d) in the event that shareholder approval of such increase is not obtained within the time period provided herein, all Awards granted pursuant to such increase will be cancelled.

17. TERM OF PLAN/GOVERNING LAW.  Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board or, if earlier, the date of shareholder approval. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

18. AMENDMENT OR TERMINATION OF PLAN.  The Board has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects whatsoever. However, (i) no such amendment or modification shall adversely affect rights and obligations with respect to Options at the time outstanding under the Plan, unless the Participant consents to such amendment, and (ii) the automatic grants to Outside Directors pursuant to Section 7 may not be amended at intervals more frequently than once every six (6) months, other than to the extent necessary to comply with applicable U.S. income tax laws and regulations. In addition, the Board may not, without the approval of the Company’s shareholders, amend the Plan to (i) materially increase the maximum number of Shares issuable under the Plan or the number of Shares for which Options may be granted per newly-elected or continuing Outside Director or the maximum number of Shares for which any one individual participating in the Plan may be granted Options, (ii) materially modify the eligibility requirements for plan participation or (iii) materially increase the benefits accruing to Participants. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval.

19. NONEXCLUSIVITY OF THE PLAN.  Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

20. STOCK BONUSES.

20.1     Stock Bonuses Generally.  A Stock Bonus is a grant of Shares by the Company to an individual who has satisfied the terms and conditions set by the Committee on the making of such grant. The Committee will determine to whom a grant may be made, the number of Shares that may be granted, the restrictions to the making of such grant, and all other terms and conditions of the Stock Bonus, subject to the restrictions set forth in Section 20.2 hereof. The conditions to grant may be based upon completion of a specified number of years of service with the Company or upon completion of the performance goals as set out by the Committee. Grants of Stock Bonuses may vary from Participant to Participant and between groups of Participants. Prior to the grant of a Stock Bonus, the Committee shall: (a) determine the nature, length and starting date of any Performance Period that may be a condition precedent to grant of a Stock Bonus; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the grant of any Stock Bonus, the

Committee shall determine the extent to which such Stock Bonus has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Stock Bonuses that are subject to different Performance Periods and having different performance goals and other criteria.

20.2     Restrictions on Stock Bonus Awards.

(a) Any Stock Bonuses with vesting based on Performance Factors shall have a minimum Performance Period of one year, and any Stock Bonuses with vesting based solely on the passage of time and continued service to the Company shall have a minimum Performance Period of three years (collectively, the “Stock Bonus Restriction Periods”).

(b) The Stock Bonus Restriction Periods may not be waived except in the case of death, Disability, Termination or a Corporate Transaction.

(c) Stock Bonuses granted not in accordance with the Stock Bonus Restriction Periods may not exceed five percent (5%) of the total Shares reserved and available for grant and issuance pursuant to this Plan, including (i) shares that are subject to issuance upon exercise of an Award but cease to be subject to such Award for any reason other than exercise of such Award; (ii) any authorized shares not issued or subject to outstanding grants under the Prior Plans; and (iii) any shares subject to outstanding grants that are forfeited and/or that are issuable upon exercise of options granted pursuant to the Prior Plans that expire or become unexercisable for any reason without having been exercised in full.

21. DEFINITIONS.  As used in this Plan, the following terms will have the following meanings:

“Award” means any Options or shares from Stock Bonuses granted under this Plan.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Cause” means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company or (c) a failure to materially perform the customary duties of the employee’s employment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” means Flextronics International Ltd. or any successor corporation.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

“Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(a) if such Shares are then quoted on the Nasdaq National Market, the closing price of such Shares on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

(b) if such Shares are publicly traded and are then listed on a national securities exchange, the closing price of such Shares on the date of determination on the principal national securities exchange on which the Shares are listed or admitted to trading as reported in The Wall Street Journal;

(c) if such Shares are publicly traded but are not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

(d) if none of the foregoing is applicable, by the Committee in good faith.

“Family Member” includes any of the following:

(a) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

(b) any person (other than a tenant or employee) sharing the Participant’s household;

(c) a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

(d) a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

(e) any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

“Hostile Take-Over” means a change in ownership of the Company effected through the following transaction:

(a) the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders to accept, and

(b) the acceptance of more than fifty percent (50%) of the securities so acquired in such tender or exchange offer from holders other than Insiders.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Shares are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Sections 5 and 7.

“Outside Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.

“Performance Factors” means the factors selected by the Committee from among the following measures to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

(a) Net revenue and/or net revenue growth;

(b) Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

(c) Operating income and/or operating income growth;

(d) Net income and/or net income growth;

(e) Earnings per share and/or earnings per share growth;

(f) Total stockholder return and/or total stockholder return growth;

(g) Return on equity;

(h) Operating cash flow return on income;

(i) Adjusted operating cash flow return on income;

(j) Economic value added; and

(k) Individual confidential business objectives.

“Performance Period” means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for Awards.

“Plan” means this Flextronics International Ltd. 2001 Equity Incentive Plan, as amended from time to time.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means ordinary shares of no par value each in the capital of the Company reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 15, and any successor security.

“Stock Bonus” means an award of Shares pursuant to Section 20.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Take-Over Price” means the greater of (a) the Fair Market Value per Share on the date the particular Option to purchase Shares is surrendered to the Company in connection with a Hostile Take-Over or (b) the highest reported price per Share paid by the tender offeror in effecting such Hostile Take-Over. However, if the surrendered Option is an ISO, the Take-Over Price shall not exceed the clause (a) price per Share.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer or director to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Stock Option Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

PRELIMINARY COPY
[Form of Proxy Card]
FLEXTRONICS INTERNATIONAL LTD.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned being a member of Flextronics International Ltd. (“Flextronics”) hereby appoints Paul Read or failing whom Christopher Collier or failing whom the Chairman of the annual general meeting as Proxy of the undersigned and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all of the ordinary shares of Flextronics owned by the undersigned, at the 2008 annual general meeting of shareholders of Flextronics to be held on September    , 2008, or at any adjournment thereof.
     This Proxy Card, when properly executed and returned in a timely manner, will be voted at the annual general meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, this Proxy Card will be voted “FOR” the board of director nominees (Proposals No. 1 through 3), “FOR” Proposals No. 4 through 9 and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly come before the 2008 annual general meeting.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING,
PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND
RETURN IT NOT LESS THAN 48 HOURS PRIOR TO THE TIME OF
THE MEETING IN THE ENCLOSED ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE

[Reverse Side]
☑ please mark votes as in this example.
     The board of directors unanimously recommends a vote “FOR” the board nominees (Proposals No. 1 through 3) and “FOR” Proposals No. 4 through 9. This Proxy Card, when properly executed, will be voted as specified below. This Proxy Card will be voted “FOR” the board nominees (Proposals No. 1 through 3) and “FOR” Proposals No. 4 through 9 if no specification is made.
1a. Re-election of Mr. Bingham as a director of Flextronics.

FOR ☐	AGAINST ☐	ABSTAIN ☐
1b. Re-election of Mr. Shah as a director of Flextronics.

FOR ☐	AGAINST ☐	ABSTAIN ☐
2. Re-election of Dr. Willy C. Shih as a director of Flextronics.

FOR ☐	AGAINST ☐	ABSTAIN ☐
3. Re-appointment of Mr. Rockwell A. Schnabel as a director of Flextronics.

FOR ☐	AGAINST ☐	ABSTAIN ☐
4. To approve the re-appointment of Deloitte & Touche LLP as Flextronics’s independent auditors for the 2009 fiscal year and to authorize the board of directors, upon the recommendation of the Audit Committee, to fix its remuneration.

FOR ☐	AGAINST ☐	ABSTAIN ☐
5. To approve the general authorization for the directors of Flextronics to allot and issue ordinary shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐
6. To approve the renewal of the Share Purchase Mandate relating to acquisitions by Flextronics of its own issued ordinary shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐
7. To approve an amendment to the 2001 Equity Incentive Plan to increase the sub-limit on the maximum number of ordinary shares which may be issued as share bonuses by 5,000,000 ordinary shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐

8. To approve an amendment to the 2001 Equity Incentive Plan to increase the sub-limit on the maximum number of ordinary shares subject to awards which may be granted to a person in a single calendar year by 2,000,000 ordinary shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐
9. To approve an amendment to the 2001 Equity Incentive Plan to increase the number of ordinary shares reserved for issuance by 20,000,000 ordinary shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐
     In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting. This Proxy Card must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signatory is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signatory is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature:

Date: